                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    May 18, 1999


                         COMMISSION FILE NUMBER: 0-25688

                                    SDL, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              DELAWARE                                    77-0331449
-------------------------------------         ----------------------------------
   (State or other jurisdiction of                      (IRS Employer
   incorporation or organization)                    Identification No.)

       80 ROSE ORCHARD WAY, SAN JOSE, CALIFORNIA                     95134
-------------------------------------------------------------   ----------------
        (Address of principal executive offices)                  (Zip code)

   Registrant's telephone number, including area code           (408) 943-9411


ITEM 5.  Other Events

SDL, Inc. ("the Company") has included herein the consolidated balance sheets of the Company as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. The Company has also included herein the condensed consolidated balance sheet of the Company as of March 31, 1999 and the related condensed consolidated statements of income and cash flows for the three months ended March 31, 1999 and 1998. These financial statements give retroactive effect to the merger of the Company and IOC International plc on May 18, 1999, which transaction has been accounted for as a pooling of interests.

SELECTED SUPPLEMENTAL FINANCIAL DATA


        The following selected supplemental financial data of the Company is qualified by reference to and should be read in conjunction with the supplemental consolidated financial statements of the Company, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations. The following selected supplemental financial data of the Company includes the operating results of IOC International plc for all periods. The Company merged with IOC International plc in May 1999, in a transaction accounted for as a pooling of interest.

                                                                      YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------
                                                  1998(2)     1997(1)(2)(3)        1996         1995 (1)          1994
                                                 ---------    -------------     ---------      ---------       ---------
                                                                 (In thousands, except per share data)
Revenue ...................................      $ 112,792      $ 102,119       $  88,224      $  56,429       $  34,581
Cost of revenue ...........................         74,061         71,245          57,075         34,608          20,743
                                                 ---------      ---------       ---------      ---------       ---------
Gross margin ..............................         38,731         30,874          31,149         21,821          13,838
Research and development ..................         12,659         11,325           7,566          4,331           2,986
Selling, general, and
  administrative ..........................         17,593         43,669          13,439          8,308           5,184
In-process research and development .......             --            753              --         10,010              --
Amortization of  purchased
  intangibles and goodwill ................            777            671             645             54              --
                                                 ---------      ---------       ---------      ---------       ---------
Operating income (loss) ...................          7,702        (25,544)          9,499           (882)          5,668
Net income (loss) .........................      $   7,903      $ (24,353)      $   8,139      $  (2,685)      $   2,044


Net income (loss) per share-basic(4) ......      $    0.28      $   (0.87)      $    0.33      $   (0.14)      $    0.17

Net income (loss) per share-diluted(4) ....      $    0.26      $   (0.87)      $    0.30      $   (0.14)      $    0.13

Weighted average shares-basic(4) ..........         28,718         27,888          24,756         18,784          11,710

Weighted average shares-diluted(4) ........         30,362         27,888          27,238         18,784          15,156

                                                   ----------------------------------------------------------------
                                                                           AS OF DECEMBER 31,
                                                   ----------------------------------------------------------------
                                                     1998          1997          1996          1995          1994
                                                   --------      --------      --------      --------      --------
                                                                             (In thousands)
Balance sheet data:
  Working capital ...........................      $ 63,705      $ 44,173      $ 74,272      $ 25,113      $  5,681
  Total assets ..............................       132,060       112,431       129,429        60,570        25,195
  Long-term debt (less current portion) .....         2,028         2,380           247         1,526        23,889
  Convertible redeemable
    preferred stock .........................            --            --            --            --        10,545
  Stockholders' equity (net
    capital deficiency) .....................      $108,206      $ 89,282      $111,220      $ 42,162      $(18,923)

-----------

(1) The results of operations for the years ended December 31, 1995 and 1997 include a one-time write-off of in-process research and development of approximately $10 million and $0.8 million, respectively, in connection with the acquisition of Seastar Optics and Mr. Laser, Inc.

(2) In 1997, the Company changed from a calendar year end to a 52-53 week year ending on the Friday closest to December 31. Fiscal year 1998 and 1997 ended January 1, 1999 and January 2, 1998, respectively. For ease of discussion and presentation all fiscal year ends are referred to as ending on December 31.

(3) The results of operations for the year ended December 31, 1997 include a one-time charge totaling $27.5 million related to costs associated with the litigation settlement and related legal costs of the Spectra-Physics legal dispute.

(4) In May 1999, the Company authorized a two-for-one split of its common stock, effected in the form of a stock dividend, which was paid on June 2, 1999 to stockholders of record on May 14, 1999. All of the share and per share data in the selected supplemental financial data have been retroactively adjusted to reflect the stock split.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


(a) 1. INDEX TO FINANCIAL STATEMENTS AND REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1998, 1997, and 1996.

    Supplemental Consolidated Balance Sheets as of December 31, 1998 and 1997.

    Supplemental Consolidated Statements of Operations for the years ended December 31, 1998, 1997, and 1996.

    Supplemental Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998, 1997, and 1996.

    Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997, and 1996.

    Notes to Supplemental Consolidated Financial Statements.

    Report of Ernst & Young LLP, Independent Auditors.

    Management's Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 1999 and 1998.

    Supplemental Condensed Consolidated Balance Sheets as of March 31, 1999 and 1998.

    Supplemental Condensed Consolidated Statements of Income for the three months ended March 31, 1999 and 1998.

    Supplemental Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 1998.

    Notes to Supplemental Condensed Consolidated Financial Statements as of March 31, 1999.

(a) 2. FINANCIAL STATEMENT SCHEDULES. The following supplemental financial statement schedule is filed as part of this Report on Form 8-K and should be read in conjunction with the Supplemental Consolidated Financial Statements of SDL, Inc.:

    Schedule II--Valuation and Qualifying Accounts.

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Supplemental Consolidated Financial Statements or notes thereto.


(a) 3. EXHIBITS.


            23.1            Consent of Ernst & Young LLP, Independent Auditors

            23.2            Consent of Arthur Andersen LLP, Independent Auditors

            27.1            Financial data schedules

            99.1            Report of Arthur Andersen LLP, Independent Auditors

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


         SDL designs, manufactures and markets semiconductor lasers, fiber optic related products and optoelectronic systems. Since 1996, the Company strategy has strongly focused on providing solutions for optical communications. The Company's optical communications products power the transmission of data, voice and Internet information over fiber optic networks to meet the needs of telecommunications, dense wavelength division multiplexing, cable television and satellite communications applications. With the increased focus on commercial communications products, the proportion of SDL's revenue derived from U. S. government related projects has declined from 40% in 1996 to 26% in 1998. SDL's optical products also serve a wide variety of non-communications applications, including materials processing, printing, medical and scientific instrumentation. From the original products introduced in 1984, the Company has expanded its product offering to over 200 standard products in addition to providing custom design and packaging for OEM customers. The Company's revenue also includes revenue from customer-funded research programs.

        Because of the diversity of products, customers and applications, gross margins tend to fluctuate based in part on the mix of revenue in each reported period. SDL's revenue growth in 1997-1998 was constrained by a shortage in qualified manufacturing capacity, especially in the wafer fabrication area. The Company's new U.S. wafer fabrication facility received full qualification in June 1998, allowing a faster ramp-up in production.

        In 1997, SDL changed its year-end from a calendar year ending December 31, to a 52-53 week year ending on the Friday closest to December 31. The Company's fiscal 1998 and 1997 ended January 1, 1999 and January 2, 1998, respectively. For ease of discussion and presentation, all fiscal year-ends are referred to as ending on December 31.

        In February 1999, the Company acquired the fiber laser business of Polaroid for $5.2 million cash.

        In May 1999, the Company merged with IOC International plc. ("IOC") through the issuance of 1,130,098 shares of common stock. The merger was accounted for as a pooling of interests and accordingly all prior period financial statements have been restated to combine the operating results of IOC and the Company for all periods presented. IOC's fiscal year end was September
30. The accompanying supplemental statements of operations for the years ended December 31, 1998, 1997 and 1996 combine the operating results of IOC for the years ended September 30, 1998, 1997 and 1996 with the operating results of the Company for the years ended December 31, 1998, 1997 and 1996, respectively. Management's Discussion and Analysis reflects the pooled entity. The comparisons to prior periods below should be read in light of this fact.

        In May 1999, the Company authorized a two-for-one split of its common stock, effected in the form of a stock dividend, which was paid on June 2, 1999 to stockholders of record on May 14, 1999. All of the share and per share data in the supplemental consolidated financial statements have been retroactively adjusted to reflect the stock split.

        Certain of the statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements regarding the Company's business, operations and prospects. The Company's actual results could differ materially from those in such forward-looking statements. See "Factors Affecting Earnings and Stock Price."

        The following table sets forth certain operating results expressed as a percentage of total revenue for the periods indicated.

YEAR ENDED DECEMBER 31,                             1998      1997(1)(2)       1996
---------------------------------------------      ------    ------------     ------
Revenue:
    Product revenue .........................        91.3%        85.7%         85.6%
    Research revenue ........................         8.7         14.3          14.4
                                                   ------       ------        ------
        Total revenue .......................       100.0        100.0         100.0
Cost of revenue:
    Cost of product revenue (3) .............        64.6         68.1          62.9
    Cost of research revenue (3) ............        76.9         79.6          75.5
                                                   ------       ------        ------
        Total cost of revenue ...............        65.7         69.8          64.7
                                                   ------       ------        ------
        Gross margin ........................        34.3         30.2          35.3
Operating Expenses:
    Research and development ................        11.2         11.1           8.6
    Selling, general, and administrative ....        15.6         42.8          15.2
    In-process research and development .....          --          0.7            --
    Amortization of purchased
    intangibles and goodwill ................         0.7          0.7           0.7
                                                   ------       ------        ------
        Total operating expenses ............        27.5         55.2          24.5
                                                   ------       ------        ------
        Operating income (loss) .............         6.8        (25.0)         10.8
Interest income, net ........................         1.2          1.6           1.9
                                                   ------       ------        ------
Income (loss) before income taxes ...........         8.0        (23.4)         12.7
Provision for income taxes ..................         1.0          0.4           3.5
                                                   ------       ------        ------
Net income (loss) ...........................         7.0%       (23.8)%         9.2%
                                                   ======       ======        ======

----------

(1) The results of operations for the years ended December 31, 1997 include a one-time write-off of in-process research and development of approximately $0.8 million in connection with the acquisition of Mr. Laser, Inc.

(2) The results of operations for the year ended December 31, 1997 includes a one-time charge of $27.5 million related to costs associated with the litigation settlement and related legal costs of the Spectra Physics legal dispute.

(3) Cost of product revenue and cost of research revenue are stated as a percentage of product revenue and research revenue, respectively.

RESULTS OF OPERATIONS

Revenue. The Company recorded a 10 percent increase in revenue to $112.8 million during 1998, following a 16 percent increase in 1997 revenue to $102.1 million. Product revenue reported in 1998 increased 18 percent or $15.5 million, following a 16 percent or $12.0 million increase in 1997. The 1998 and 1997 increases in product revenue resulted primarily from growth in dense wavelength division multiplexing (DWDM) product sales caused by a continued strong demand for SDL's 980nm pump module. Research revenue decreased 33 percent or $4.8 million during 1998 as a result of the Company continuing to focus on commercial product opportunities. Research revenue grew 15 percent during 1997 and accounted for 14 percent of revenue for both 1997 and 1996. There can be no assurances that the applications markets for SDL's products will grow in future periods at historical percentages. Further, there can be no assurances that the Company will be able to increase or maintain its market share in the future or to sustain historical growth rates.

The Company derived 26 percent, 34 percent, and 40 percent of its 1998, 1997 and 1996 revenue, directly or indirectly from a variety of Federal government sources. The demand for certain of the Company's services and products is directly related to the level of funding of government programs. The Company believes that the success and further development of its government business is dependent, in significant part, upon the continued existence and funding of such programs and upon the Company's ability to participate in such programs. For example, a majority of the Company's research revenue for 1998, 1997, and 1996 was funded by Federal programs. There can be no assurances that such programs will continue to be funded even if government agencies have available financial resources or that the Company will continue to be awarded contracts under such programs. It is expected that the Federal government funding of the Company will continue to decrease in 1999.

Approximately 13 percent, 17 percent, and 20 percent of 1998, 1997 and 1996 revenue was received from Lockheed-Martin through numerous government and commercial programs. Most of the revenue from Lockheed-Martin during this three year period was, and during 1999 is expected to be, derived from Federally-funded programs, which are subject to renewal every one or two years and to termination for convenience by the government agency. It is expected that revenue received under these current Lockheed-Martin programs will continue to decrease as a percentage of the Company's total revenue and in total dollars. A loss of the Company's contracts or failure to win new contracts with Lockheed-Martin could have an adverse effect on the Company's results of operations.

Revenues from customers outside of the United States represented 27 percent, 25 percent, and 21 percent of total revenue for 1998, 1997, and 1996, respectively. The 1998 growth was primarily in Canada, due to the growth in the communications market business, where revenue increased 199 percent compared to 1997.

Gross margin. Gross margin as a percentage of revenue was 34 percent in 1998, compared to 30 percent and 35 percent for 1997 and 1996, respectively. The increase in gross margin during 1998 as compared to 1997 resulted from: (i) increased yields and volumes from the new wafer fab and reduction of costs related to the 980nm pump module, and (ii) a more favorable mix in the ratio of commercial product revenue as compared to revenue derived from U.S. government sources. The decline in gross margin during 1997 as compared to 1996 primarily resulted from: (i) start-up costs for expansion of the Company's U.S. wafer fab and transition of the various product lines to the new fabrication equipment, and (ii) changes in estimable reimbursable costs in the June quarter.

The Company's gross margin can be affected by a number of factors, including product mix, customer mix, applications mix, pricing pressures and product yield. Generally, the cost of newer products has tended to be higher as a percentage of product revenue than that of more mature, higher volume products. In addition, the cost of research revenue is significantly higher as a percentage of revenue, as research revenue is typically based on costs incurred rather than market pricing. Considering these factors, gross margin fluctuations are difficult to predict and there can be no assurance that the Company will achieve or maintain gross margins at historical levels in future periods.

Research and development. The Company's future results depend, to a considerable extent, on its ability to maintain a competitive advantage in the products it provides. For this reason, SDL believes it is critical to continue to make investments in research and development to promote the flow of innovative, productive, and high-quality products. Research and development increased to $12.7 million compared to $11.3 million and $7.6 million during 1998, 1997 and 1996, respectively. Research and development as a percentage of revenue was 11 percent, 11 percent and 9 percent in 1998, 1997 and 1996, respectively. The 1998 research and development emphasis has been to bring new communication products to market. The 1997 research and development spending was on manufacturing process development efforts, together with the development of new communications and laser system products.

The Company is committed to continuing its significant research and development expenditures and expects that the absolute dollar amount of research and development expenses will increase as it invests in developing new products, expanding and enhancing its existing product lines, and reducing its costs, although research and development expenses may vary as a percentage of revenue.

Selling, general and administrative (SG&A). Selling, general and administrative (SG&A) expense of $17.6 million or 16 percent of revenue represents a decrease of $26.1 million from 1997. Excluding non-recurring amounts of approximately $27.5 million for the settlement and related legal costs incurred in 1997 for the Spectra-Physics vs. SDL, Inc. legal dispute, SG&A increased $1.4 million and $2.7 million from 1997 and 1996, respectively. Excluding non-recurring amounts, the increase in SG&A expense during 1998 was primarily due to continued expansion of the Company's sales and marketing staff and the commencement of the implementation process for the Company's new enterprise resource planning software. The Company expects that SG&A amounts, exclusive of the settlement and related legal costs, will continue to increase to support the Company's current and expected future volumes of business, including the expansion of SDL's domestic and international sales and marketing efforts. However, there can be no assurances that current SG&A levels as a percentage of total revenue are indicative of future SG&A as a percentage of total revenue.

In-process research and development. The acquisition of Mr. Laser, Inc. during 1997 resulted in the write-off of purchased in-process research and development of $0.8 million. In the future, additional in-process research and development write-offs can be anticipated as the Company may from time to time acquire companies or new product lines.

Amortization of purchased intangibles and goodwill. Amortization expense of $777,000 represents an increase of $106,000 and $132,000 compared to 1997 and 1996, respectively. The increase in 1998 compared to 1997 and 1996 is a result of the acquisition of Mr. Laser in November 1997.

Interest income, net. Interest income decreased slightly during 1998 compared to 1997 as result of lower average cash and investment balances during 1998. During 1997, the Company liquidated a portion of its interest income generating investments for payment of $27.5 million in settlement and related legal costs associated with the resolution of the Spectra-Physics legal dispute. The early liquidation of certain of these investment securities resulted in a realized loss of approximately $0.3 million, which is included within interest income on the statement of operations. Excluding that loss, interest income recorded during 1997 increased slightly from that recorded during 1996.

Provision for Income Taxes. The income tax provision for the years ending December 31, 1998 and December 31, 1997 of $1.1 million and $0.4 million, respectively, consist primarily of current foreign income taxes for the earnings of SDL Optics and federal and state minimum taxes. The federal and state tax provisions were reduced due to the utilization of previously unbenefitted net operating loss carryforwards. The deferred income tax benefit for 1998 and 1997 has been limited because realization of the deferred tax asset is dependent upon future taxable income, the amount and timing of which are uncertain. Accordingly, a partial valuation allowance has been established to record a net deferred tax asset that the Company believes is more likely than not to be realized.

The effective tax rate for the year ending December 31, 1996 was 27%. This rate was lower than the statutory rate due primarily to the benefits of State tax credits, tax-exempt interest income, and utilization of previously unbenefitted foreign operating loss carryforwards.

Although realization is not assured, the Company believes that it will generate future taxable income sufficient to realize the benefit of the $4.0 million of net deferred tax assets recorded. The amount of the net deferred tax assets considered realizable could be reduced or increased in the near term if estimates of future taxable income are changed. Management intends to evaluate the realizability of the net deferred tax assets on a quarterly basis to assess the need for the valuation allowance.

Supplemental Quarterly Results of Operations

The following tables set forth certain unaudited supplemental quarterly financial data for the four quarters of 1998 and 1997. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts below to present fairly the selected quarterly information when read in conjunction with the Supplemental Financial Statements and the Notes thereto included elsewhere herein. The results of operations for any quarter are not necessarily indicative of results that may be expected for any future period or for the entire year.

The following table of supplemental quarterly results of operations combine the operating results of IOC for the eight quarters ended September 30, 1998 with the operating results of the Company for the eight quarters ended December 31, 1998. IOC's net loss for the three months ended December 31, 1998 was not combined with SDL's net income for this quarter, but rather will be included as an adjustment to stockholders' equity in the Company's financial results for the three months ended March 31, 1999.

                                                                       QUARTERS ENDED
                                                    1998                                             1997
                                --------------------------------------------    ----------------------------------------------
                                MAR. 31     JUNE 30     SEPT. 30    DEC. 31     MAR. 31    JUNE 30(1)    SEPT. 30   DEC. 31(2)
                                --------    --------    --------    --------    --------   ----------    --------   ----------
                                                           (In thousands, except per share data)
Revenue ....................    $ 26,913    $ 28,386    $ 26,958    $ 30,535    $ 23,340    $ 24,552     $ 27,088    $ 27,139
Cost of revenue ............      18,668      19,593      17,498      18,302      15,254      19,818       18,135      18,038
                                --------    --------    --------    --------    --------    --------     --------    --------
Gross margin ...............    $  8,245    $  8,793    $  9,460    $ 12,233    $  8,086    $  4,734     $  8,953    $  9,101
Operating income
  (loss) ...................    $  1,358    $  1,166    $  2,031    $  3,147    $    419    $(29,321)    $  2,313    $  1,045
Net income (loss) ..........    $  1,421    $  1,228    $  2,110    $  3,144    $    831    $(29,125)    $  2,515    $  1,426
                                ========    ========    ========    ========    ========    ========     ========    ========

Net income (loss)
  per share-basic(3) .......    $   0.05    $   0.04    $   0.07    $   0.11    $   0.03    $  (1.05)    $   0.09    $   0.05
                                ========    ========    ========    ========    ========    ========     ========    ========
Net income (loss) per
  share-diluted(3) .........    $   0.05    $   0.04    $   0.07    $   0.10    $   0.03    $  (1.05)    $   0.08    $   0.05
                                ========    ========    ========    ========    ========    ========     ========    ========
Weighted average
  shares-basic(3) ..........      28,320      28,564      28,672      29,338      27,554      27,828       27,996      28,190
Weighted average
  shares-diluted(3) ........      29,994      30,304      30,240      30,938      29,442      27,828       29,766      29,894

----------

(1) The results of operations for the quarter ended June 30, 1997 include a one-time charge totaling $27.5 million for the settlement and related legal costs associated with the Spectra-Physics vs. SDL, Inc. legal dispute.


(2) The results of operations for the quarter ended December 31, 1997 include a one-time write-off of in-process research and development of approximately $0.8 million in connection with the acquisition of Mr. Laser, Inc.


(3) In May 1999, the Company authorized a two-for-one split of its common stock, effected in the form of a stock dividend, which was paid on June 2, 1999 to stockholders of record on May 14, 1999. All of the share and per share data in the supplemental quarterly results of operations have been retroactively adjusted to reflect the stock split.

LIQUIDITY AND CAPITAL RESOURCES

The Company generated $10.4 million of cash from operating activities during 1998 principally from net income from operations adjusted for non-cash depreciation and amortization changes. These were offset by an increase in accounts receivables and inventories. In addition, the Company received $10.0 million for the issuance of stock, which was offset by investments of $14.1 million for facilities expansion and capital equipment purchases. As a result cash, cash equivalents, and marketable securities increased from $33.6 million at December 31, 1997 to $38.9 million at December 31, 1998.

The payment of settlement and related legal costs of $27.5 million to conclude the Spectra-Physics legal dispute resulted in the use of cash by operating activities for the year ended December 31, 1997. An increase in accounts receivable in 1997, as compared with 1996, also contributed to a use of operating cash in 1997. In addition, the Company received $1.9 million from the issuance of stock under employee stock plans, which was offset by investments of $11.7 million for facilities expansion and capital equipment purchases and a cash payment of $2.7 million which completed the SDL Optics acquisition. As a result, cash, cash equivalents, and marketable securities decreased from $68.5 million at December 31 1996 to $33.6 million at December 31, 1997.

The Company currently expects to spend in the range of $23 million to $27 million for capital equipment purchases and leasehold improvements during 1999.

The Company believes that current cash balances, cash generated from operations, and cash available through the bank and equity markets will be sufficient to fund capital equipment purchases, acquisitions of complementary businesses, products or technologies and working capital requirements for the foreseeable future. However, there can be no assurances that events in the future will not require the Company to seek additional capital sooner or, if so required, that adequate capital will be available on terms acceptable to the Company.

IMPACT OF YEAR 2000

Like many other companies, the year 2000 computer issue creates risks for SDL. Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. If internal systems do not correctly recognize and process date information beyond the year 1999, there could be a material adverse impact on the Company's business and results of operations.

To address these year 2000 issues within its internal systems, the Company has established a task team and initiated a comprehensive program designed to deal with the most critical systems first. Assessment and remediation are proceeding in tandem, and the Company currently plans to have changes to critical systems completed and tested by mid-1999. These activities are intended to encompass all systems software applications in use by the Company, including front and back-end manufacturing, facilities, sales, finance and human resources.

As newer, more functional software solutions are currently available and are Year 2000 compliant, the Company has concluded that the conversion to enterprise resource planning software programs supporting the Company's manufacturing, finance, distribution / logistics and human resource operations is more cost effective. The project is estimated to be completed during the quarter ended June 30, 1999. In addition, as a contingency plan, the Company's existing management information software applications have been successfully upgraded to a year 2000 compliant version.

Assessment and remediation of year 2000 issues in tertiary business information systems is on-going. Well over 80% of the Company's investment in desktop PC hardware is known to be year 2000 compliant. Additionally, the Company has concluded that the purchase of newer, more functional software for its network server applications is more cost effective than upgrading its existing software to a year 2000 compliant version. Completing the remediation of the Company's tertiary business information systems is not expected to be a significant burden on the Company.

To date, based on its current manufacturing process, SDL believes it has no material exposure to contingencies directly related directly to the Year 2000 issue for the products it has sold or will sell in the future.

SDL is also actively working with critical suppliers of products and services to determine that the suppliers' operations and the products and services they provide are year 2000 compatible or to monitor their progress toward year 2000 compatibility. In addition, the Company has commenced work on various types of contingency planning to address potential problem areas with internal systems and with suppliers and other third parties. It is expected that assessment, remediation and contingency planning activities will be on-going throughout 1999 with the goal of appropriately resolving all material internal systems and third party issues.

The costs incurred to date related to these programs are less than $1.9 million. The Company currently expects that the total cost of these programs, including both incremental spending and redeployed resources, will total approximately $3.0 million which includes $1.8 million for the purchase of new software and hardware that will be capitalized and $1.2 million that will be expensed as incurred. The Company expects that operating activities will fund the year 2000 costs. In some instances, the installation schedule of new software and hardware in the normal course of business is being accelerated to also afford a solution to year 2000 capability issues. The Company has not delayed any non year 2000 projects. The costs of these projects and dates on which the Company believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors.

Based on currently available information, management does not believe that the year 2000 matters discussed above related to internal systems or products sold to customers will have a material adverse impact on the Company's financial condition or overall trends in results of operations; however, it is uncertain to what extent the Company may be affected by such matters. Any failure to timely, successfully and cost-effectively assess, remediate and resolve the Company's year 2000 issues, including those regarding its own as well as suppliers' and third parties' internal systems, products, services and contingency plans, may have a material adverse effect on the Company's business and results of operations. The Company is continuing its efforts to ensure year 2000 readiness, and there can be no assurance that there will not be new year 2000 issues not identified above and significant delays in or increased costs associated with such efforts which could have a material adverse effect on the Company's business and results of operations.

Interest Rate Risk

The Company's cash equivalents and short-term and long-term marketable securities are subject to market risk and changes in interest rates. The Company's marketable securities are managed by outside professional managers within guidelines established by the Company. The guidelines, which include security type, credit quality, and maturity, are intended to limit market risk by restricting the Company's high quality debt instruments. Due to the relatively short-term duration of our investments at December 31, 1998, a 1% (100 basis point) increase in short-term interest rates would not have a significant impact on the market value of our investments. The Company's investments in debt securities are classified as available-for-sale; therefore, gains and losses due to changes in interest rates are included in other accumulated comprehensive income unless such securities are sold prior to maturity. The Company generally holds securities until maturity and carries the securities at fair value.

                                    SDL, INC.
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                AS OF DECEMBER 31,
                                                                             ------------------------
                                                                                1998           1997
                                                                             ---------      ---------
                                                                              (In thousands, except
                                                                                   share data)
                                                                              except per share data)
ASSETS
Current assets:
  Cash and cash equivalents ............................................     $  17,023      $   6,170
  Short-term marketable securities .....................................        17,635         14,953
  Accounts receivable, net .............................................        23,042         21,570
  Inventories ..........................................................        21,288         15,184
  Prepaid expenses and other current assets ............................         3,875          5,020
                                                                             ---------      ---------
Total current assets ...................................................        82,863         62,897

Property and equipment, net ............................................        39,848         32,351
Long-term marketable securities ........................................         3,552         11,613
Restricted cash ........................................................           722            886
Note due from related party ............................................           512            536
Other assets ...........................................................         4,563          4,148
                                                                             =========      =========
Total assets ...........................................................     $ 132,060      $ 112,431
                                                                             =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .....................................................     $  10,014      $   9,658
  Accrued payroll and related expenses .................................         2,354          2,945
  Income taxes payable .................................................         1,890            828
  Unearned revenue .....................................................           643            393
  Current portion of capital leases ....................................         1,098            669
  Other accrued liabilities ............................................         3,159          4,231
                                                                             ---------      ---------
Total current liabilities ..............................................        19,158         18,724

Long-term liabilities:
    Capital leases .....................................................         1,416          1,533
    Notes payable ......................................................           612            847
    Other long-term liabilities ........................................         2,668          2,045
                                                                             ---------      ---------
Total long-term liabilities ............................................         4,696          4,425

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.001 par value:
    Authorized shares - 1,000,000; none issued .........................            --             --
  Common stock, $0.001 par value:
    Authorized shares - 70,000,000;
    issued and outstanding shares - 29,698,160 and 28,252,626 in
    1998 and 1997, respectively ........................................            15             14
  Additional paid-in capital ...........................................       138,895        128,694
  Accumulated other comprehensive income ...............................           887             70
  Accumulated deficit, $26.3 million relating to the repurchase of common stock in 1992 and $5.8 million relating to a
    recapitalization in 1992 ...........................................       (31,551)       (39,454)
                                                                             ---------      ---------
                                                                               108,246         89,324
  Less common stockholders' notes receivable ...........................           (40)           (42)
                                                                             ---------      ---------
Total stockholders' equity .............................................       108,206         89,282
                                                                             ---------      ---------
Total liabilities and stockholders' equity .............................     $ 132,060      $ 112,431
                                                                             =========      =========


                             See accompanying notes.

                                    SDL, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         YEARS ENDED DECEMBER 31,
                                                                 ---------------------------------------
                                                                   1998           1997            1996
                                                                 ---------      ---------      ---------
                                                                   (In thousands, except per share data)
Revenue:
  Product revenue ..........................................     $ 103,012      $  87,505      $  75,521
  Research revenue .........................................         9,780         14,614         12,703
                                                                 ---------      ---------      ---------
Total revenue ..............................................       112,792        102,119         88,224

Cost of revenue:
  Cost of product revenue ..................................        66,540         59,614         47,484
  Cost of research revenue .................................         7,521         11,631          9,591
                                                                 ---------      ---------      ---------
Total cost of revenue ......................................        74,061         71,245         57,075
                                                                 ---------      ---------      ---------

Gross margin ...............................................        38,731         30,874         31,149

Operating expenses:
  Research and development .................................        12,659         11,325          7,566
  Selling, general, and administrative .....................        17,593         43,669         13,439
  In-process research and development ......................            --            753             --
  Amortization of purchased intangibles and goodwill .......           777            671            645
                                                                 ---------      ---------      ---------
Total operating expense ....................................        31,029         56,418         21,650
                                                                 ---------      ---------      ---------

Operating income (loss) ....................................         7,702        (25,544)         9,499

Interest expense ...........................................          (440)          (248)          (196)
Interest income and other, net .............................         1,724          1,856          1,888
                                                                 ---------      ---------      ---------
Income (loss) before income taxes ..........................         8,986        (23,936)        11,191
Provision for income taxes .................................         1,083            417          3,052
                                                                 ---------      ---------      ---------
Net income (loss) ..........................................     $   7,903      $ (24,353)     $   8,139
                                                                 =========      =========      =========

Net income (loss) per share-basic ..........................     $    0.28      $   (0.87)     $    0.33
                                                                 =========      =========      =========
Net income (loss) per share-diluted ........................     $    0.26      $   (0.87)     $    0.30
                                                                 =========      =========      =========

Number of weighted average shares-basic ....................        28,718         27,888         24,756
                                                                 =========      =========      =========
Number of weighted average shares-diluted ..................        30,362         27,888         27,238
                                                                 =========      =========      =========


                             See accompanying notes.

                                    SDL, INC.
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                             Accumulated
                                            Common Stock         Additional     Other                    Stockholder's    Total
                                      ------------------------     Paid-In  Comprehensive  Accumulated       Notes     Stockholders'
                                         Shares       Amount       Capital      Income        Deficit     Receivable      Equity
                                      ----------------------------------------------------------------------------------------------
                                                                       (In thousands, except share data)
Balance at December 31, 1995 as
previously reported .................  21,256,230   $       11   $   62,995   $       (6)   $  (22,022)   $     (478)   $   40,500
  Adjustment in connection with
  IOC pooling of interest ...........      35,320           --        3,222           66        (1,626)           --         1,662
                                      --------------------------------------------------------------------------------------------
Balance at December 31, 1995 as
restated ............................  21,291,550           11       66,217           60       (23,648)         (478)       42,162
  Net income ........................          --           --           --           --         8,139            --         8,139
  Cumulative translation adjustment .          --           --           --         (258)           --            --          (258)
  Unrealized loss on investments ....          --           --           --          (44)           --            --           (44)
                                                                                                                        ----------
  Comprehensive Income ..............                                                                                        7,837
                                                                                                                        ----------
  Dividend released .................          --           --           --           --           408            --           408
  Issuance of stock pursuant to
    employee stock plans ............   1,842,336           --        1,509           --            --            --         1,509
  Proceeds from issuance of
    common stock (less offering
    expenses of $362) ...............   4,363,718            2       53,813           --            --            --        53,815
  Reissuance of treasury stock ......       3,654           --           33           --            --            --            33
  Payments on stockholders' notes
    receivable ......................          --           --           --           --            --           222           222
  Income tax benefit from exercise
    of employee stock options .......          --           --        5,234           --            --            --         5,234
                                      --------------------------------------------------------------------------------------------
 Balance at December 31, 1996 .......  27,501,258           13      126,806         (242)      (15,101)         (256)      111,220
  Net loss ..........................          --           --           --           --       (24,353)           --       (24,353)
  Cumulative translation adjustment .                                                335                                       335
  Unrealized loss on investments ....          --           --           --          (23)           --            --           (23)
                                                                                                                        ----------
  Comprehensive loss ................                                                                                      (24,041)
                                                                                                                        ----------
  Issuance of stock pursuant to
    employee stock plans ............     751,368            1        1,888           --            --            --         1,889
  Payments on stockholders' notes
    receivable ......................          --           --           --           --            --           214           214
                                      --------------------------------------------------------------------------------------------
 Balance at December 31, 1997 .......  28,252,626           14      128,694           70       (39,454)          (42)       89,282
  Net Income ........................          --           --           --           --         7,903            --         7,903
  Cumulative translation adjustment .          --           --           --          748            --            --           748
  Unrealized gain on investments ....          --           --           --           69            --            --            69
                                                                                                                        ----------
  Comprehensive Income ..............                                                                                        8,720
                                                                                                                        ----------
  Proceeds from issuance of
    common stock, net ...............     217,644           --        5,522           --            --            --         5,522
  Issuance of stock pursuant to
    employee stock plans ............   1,227,890            1        4,461           --            --            --         4,462
  Payments on stockholders' notes
    receivable ......................          --           --           --           --            --             2             2
  Income tax  benefit from exercise
    of employee stock options .......          --           --          218           --            --            --           218
                                      --------------------------------------------------------------------------------------------
  Balance at December 31, 1998 ......  29,698,160   $       15   $  138,895   $      887    $  (31,551)   $      (40)   $  108,206
                                       ===========================================================================================


                             See accompanying notes.

                                    SDL, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         Years Ended December 31,
                                                                 ---------------------------------------
                                                                    1998          1997            1996
                                                                 ---------      ---------      ---------
                                                                             (In thousands)
OPERATING ACTIVITIES
Net income (loss) ..........................................     $   7,903      $ (24,353)     $   8,139
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
    Depreciation and amortization ..........................         8,696          6,427          5,310
    In-process research and development ....................            --            753             --
    Deferred income taxes ..................................          (948)            --           (223)
    Changes in operating assets and liabilities:
      Accounts receivable ..................................        (1,472)        (7,939)           626
      Inventories ..........................................        (6,104)          (845)        (5,027)
      Accounts payable .....................................           356          1,371          1,638
      Accrued payroll and related expenses .................          (591)           730            195
      Income taxes payable .................................         1,280          2,392             --
      Unearned revenue .....................................           250            (62)          (517)
      Other accrued liabilities ............................        (1,072)           860            193
      Other ................................................         2,059         (1,421)         2,087
                                                                 ---------      ---------      ---------
Total adjustments ..........................................         2,454          2,266          4,282
                                                                 ---------      ---------      ---------
Net cash provided by (used in) operating activities ........        10,357        (22,087)        12,421

INVESTING ACTIVITIES
Acquisition of property and equipment, net .................       (14,075)       (11,732)       (11,455)
Purchase of marketable securities ..........................       (76,426)       (57,064)      (105,316)
Sales and maturities of marketable securities ..............        81,874         90,850         53,413
Acquisition of businesses ..................................            --         (3,055)        (1,560)
                                                                 ---------      ---------      ---------
Net cash provided by (used in) investing activities ........        (8,627)        18,999        (64,918)

FINANCING ACTIVITIES
Issuance of stock pursuant to employee stock plans .........         4,462          1,889          1,509
Issuance of common stock ...................................         5,522             --         53,815
Payments on stockholders' notes receivable .................             2            214            222
Dividend released ..........................................            --             --            408
(Increase) decrease in restricted cash .....................           164           (886)            --
Payments on capital leases .................................        (1,027)          (136)          (199)
Other ......................................................            --             --            (24)
                                                                 ---------      ---------      ---------
Net cash provided by financing activities ..................         9,123          1,081         55,731
                                                                 ---------      ---------      ---------

Net increase (decrease) in cash and cash equivalents .......        10,853         (2,007)         3,234
Cash and cash equivalents at beginning of year .............         6,170          8,177          4,943
                                                                 ---------      ---------      ---------
Cash and cash equivalents at end of year ...................     $  17,023      $   6,170      $   8,177
                                                                 =========      =========      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid for income taxes ...............................     $     843      $      --      $     170
  Cash received from income taxes refunded .................     $     214      $   1,941      $     773
  Cash paid for interest ...................................     $     463      $     204      $     170
  Capital equipment lease additions ........................     $   1,340      $   2,016      $     433


                             See accompanying notes.

                                    SDL, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                             AS OF DECEMBER 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

SDL, Inc. (the Company), a Delaware corporation, designs, manufactures, and markets semiconductor lasers, fiber optic related products, and optoelectronic systems. The Company's revenue is derived from: (i) the sale of standard and customized products to a diverse worldwide customer base utilizing various market applications and, (ii) customer-funded research programs, principally through various government agencies.

Basis of Presentation

The consolidated financial statements include SDL and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company has operations in the United States and international operations in Canada and the United Kingdom.

Beginning with 1997, the Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to December 31. Accordingly, fiscal 1997 ended on January 2, 1998 and was a 53 week year with the fourth fiscal quarter having 14 weeks; fiscal 1998 ended on January 1, 1999 and was a 52 week year. For ease of discussion and presentation all years are referred to as ending on December 31.

As more fully described in Note 17, the Company merged with IOC International plc. ("IOC") in May 1999 in a pooling of interests transaction. The consolidated financial statements for fiscal 1998, 1997 and 1996 have been restated to include the financial position, results of operations and cash flows of IOC. There were no transactions between IOC and the Company prior to the combination and no significant adjustments were necessary to conform IOC's accounting policies to those of the Company. Because of differing year ends, financial information relating to SDL's fiscal years ended December 31, 1998, 1997, and 1996 has been combined with financial information relating to IOC's fiscal years ended September 30, 1998, 1997, and 1996, respectively. IOC's net loss for the three months ended December 31, 1998 was not combined with SDL's net income, but rather will be included as an adjustment to stockholders' equity in the Company's financial results for the three months ended March 31, 1999. These supplemental consolidated financial statements will become the historical financial statements upon the issuance of the financial statements for the quarter ended June 30, 1999.

Certain amounts in prior year financial statements and notes thereto have been reclassified to conform to current year presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Marketable Securities

The Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are stated at fair market value. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses are included in interest income and other, net. The cost of securities sold is based on the specific identification method.

Inventories

Inventories are stated at the lower of standard cost (which approximates actual costs on a first-in, first-out basis) or market. The market value is based upon estimated net realizable value.

Property and Equipment

Property and equipment are stated at cost. Equipment and fixtures are depreciated using the straight-line method over estimated useful lives ranging from three to eight years. Property and equipment assets held under capital leases, are capitalized as tangible fixed assets and are depreciated over the shorter of the lease term and their useful lives. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives or the remaining lease terms.

Goodwill and Purchased Intangibles

Goodwill and other purchased intangibles are being amortized using the straight-line method over three to seven years.

Revenue Recognition

Revenue recognition is based on the terms of the underlying sales agreements (purchase orders or contracts). Revenue for product sales is recognized upon shipment. Revenue for costs incurred plus specified fee contracts is recognized on the percentage-of-completion method. Revenue for fixed price milestone contracts is recognized upon the completion of the milestone. Customers entering into cost incurred and fixed price contracts with the Company include the U.S. government, prime or subcontractors for which the U.S. government may be the end customer, and other domestic and international end-users.

Concentrations

        Dependence Upon Government Programs and Contracts - In 1998, 1997, and 1996, the Company derived approximately 26 percent, 34 percent, and 40 percent, respectively, of its revenue directly and indirectly from a variety of Federal government sources. The demand for certain of the Company's services and products is directly related to the level of funding of government programs. The Company believes that the success and further development of its business is dependent, in significant part, upon the continued existence and funding of such programs and upon the Company's ability to participate in such programs. For example, substantially all of the Company's research revenue for 1998, 1997, and 1996 was funded by Federal programs. There can be no assurance that such programs will continue to be funded even if government agencies have available financial resources or that the Company will continue to be awarded contracts under such programs.

        Dependence on Single Source and Other Third Party Suppliers - The Company depends on a single or limited number of outside contractors and suppliers for raw materials, packages and standard components, and to assemble printed circuit boards. The Company generally purchases these single or limited source products through standard purchase orders or one-year supply agreements and has no long-term guaranteed supply agreements with such suppliers. While the Company seeks to maintain a sufficient safety stock of such products and also endeavors to maintain ongoing communications with its suppliers to guard against interruptions or cessation of supply, the Company's business and results of operations have in the past been and could in the future be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, an increase in the price of such supplies, or the Company's inability to obtain reduced pricing from its suppliers in response to competitive pressures.

        Credit Risk - The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains reserves for potential credit losses. Although such losses have been within management's expectations to date, there can be no assurance that such reserves will continue to be adequate.

Principal Business and Export Sales

The Company's operations are conducted in one principal line of business, the design, manufacture, and sale of semiconductor lasers, fiber optic products and optoelectronic systems. The Company has operations in the United States and international operations in Canada and the United Kingdom. All sales are denominated in U.S. dollars, except for sales in the United Kingdom, which are primarily denominated in British Pound Sterling.

All U.S. operations sales to international customers constitute export sales. Export sales from the United States to Europe totaled approximately $9.3 million, $5.9 million, and $3.9 million for 1998, 1997, and 1996, respectively. Export sales from the United States to the Pacific Rim totaled approximately $8.9 million, $6.9 million, and $6.0 million for 1998, 1997, and 1996, respectively.

Foreign Currency Translation

The functional currency of the Company's Canadian subsidiary is the U.S. dollar. These financial statements are remeasured into U.S. dollars for consolidation. The functional currency of the Company's United Kingdom subsidiary is the British Pound Sterling. As such, all assets and liabilities are translated at the exchange rate on the balance sheet date. Revenues and costs and expenses are translated at weighted average rates of exchange prevailing during the period. Translation adjustments are recorded in accumulated other comprehensive income as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in interest income and other, net and were immaterial for all periods presented.

Net Income (Loss) Per Share

In May 1999, the Company's stockholders approved a two-for-one split of its common stock, effected in the form of a stock dividend, which was paid on June 2, 1999 to stockholders of record on May 14, 1999. All share and per share data in these financial statements have been retroactively adjusted to reflect the stock split.

The following table sets forth the computation of basic and diluted net income
(loss) per share (in thousands, except per share amounts):


                                                                 YEARS ENDED DECEMBER 31,
                                                          --------------------------------------
                                                            1998          1997           1996
                                                          ---------     ---------      ---------
Numerator:
Net income (loss)                                         $   7,903     $ (24,353)     $   8,139
                                                          =========     =========      =========
Denominator:
Denominator for basic earnings per
  share-weighted average shares                              28,718        27,888         24,756

Incremental common shares attributable to
  shares issuable under employee stock plans(1)               1,644            --          2,482
                                                          ---------     ---------      ---------
Denominator for diluted earnings per share - adjusted
   weighted average shares and assumed conversions           30,362        27,888         27,238
                                                          =========     =========      =========

Net income (loss) per share - basic                       $    0.28     $   (0.87)     $    0.33
                                                          =========     =========      =========
Net income (loss) per share - diluted                     $    0.26     $   (0.87)     $    0.30
                                                          =========     =========      =========

--------------
(1) Potential common shares relating to shares issuable under employee stock plans are not included in the 1997 calculation due to their anti-dilutive effect on the loss per share.

Options to purchase 124,726 shares of common stock were not included in the computation of the 1998 diluted earnings per share because the options' exercise price was greater than the average market price of common shares.

Comprehensive Income

As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or stockholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Comprehensive income consists of net income and other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

Accumulated other comprehensive income presented in the accompanying consolidated balance sheets consists of the accumulated net unrealized gains and losses on available-for-sale marketable securities and foreign currency translation adjustments, net of the related tax effect for all periods presented. The tax effects for other comprehensive income were immaterial for all periods presented.

Segments of an Enterprise

Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financials Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement
131). Statement 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement 131 did not affect results of operations or financial position, but did affect the disclosure of segment information. See Note 14.

Statement of Position 98-1

In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP, which has been adopted prospectively as of September 30, 1998, requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to adoption of SOP 98-1, the Company expensed all internal use software related costs as incurred. The effect of adopting the SOP was to increase net income for the year ended December 31, 1998 by $71,000.

Recent Financial Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

2. MARKETABLE SECURITIES

Available-for-sale marketable securities consist of the following (in thousands):

DECEMBER 31,  1998                                                  GROSS          GROSS
                                                   AMORTIZED      UNREALIZED     UNREALIZED      ESTIMATED
                                                     COST           GAINS          LOSSES       FAIR VALUE
                                                   ---------      ----------     ----------     ----------
Medium term notes                                   $10,091        $     1        $    25        $10,067
Commercial Paper                                      4,959             20             --          4,979
Tax-exempt auction rate preferred stock               5,950             --             --          5,950
Money Market Funds                                   10,336             --             --         10,336
                                                    -------        -------        -------        -------
                                                    $31,336        $    21        $    25        $31,332
                                                    =======        =======        =======        =======

Included in cash and cash equivalents                                                            $10,145
Included in short-term marketable securities                                                      17,635
Included in long-term marketable securities                                                        3,552

                                                                                                 -------
                                                                                                 $31,332
                                                                                                 =======


DECEMBER 31,  1997                                                  GROSS         GROSS
                                                   AMORTIZED      UNREALIZED    UNREALIZED     ESTIMATED
                                                     COST           GAINS         LOSSES       FAIR VALUE
                                                   ---------      ----------    ----------     ----------
Municipal bonds                                     $13,686        $     1        $    74        $13,613
Tax-exempt auction rate preferred stock               8,400             --             --          8,400
Money Market Funds                                    7,061             --             --          7,061
                                                    -------        -------        -------        -------
                                                    $29,147        $     1        $    74        $29,074
                                                    =======        =======        =======        =======

Included in cash and cash equivalents                                                            $ 2,508
Included in short-term marketable securities                                                      14,953
Included in long-term marketable securities                                                       11,613
                                                                                                 -------
                                                                                                 $29,074
                                                                                                 =======

The following is a summary of contractual maturities of the Company's marketable securities (in thousands):

DECEMBER 31,  1998
                                       AMORTIZED      ESTIMATED
                                         COST         FAIR VALUE
                                      -----------    ------------
Money Market Funds                      $10,336        $10,336
Amounts maturing within one year         17,436         17,444
Amounts maturing after one year           3,564          3,552
                                        -------        -------
                                        $31,336        $31,332
                                        -------        -------

Realized losses on the sale of available-for-sale securities were $0.1 million and $0.3 million in 1998 and 1997, respectively.


3. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

                                                                    AS OF DECEMBER 31,
                                                                -------------------------
                                                                  1998             1997
                                                                --------         --------
                                                                      (In thousands)
Trade receivables                                               $ 21,460         $ 18,944
Receivables under long-term contracts:
  Billed                                                           1,865              765
  Unbilled costs and estimated earnings, current portion             722            3,051
                                                                --------         --------
                                                                  24,047           22,760
Allowance for doubtful accounts                                   (1,005)          (1,190)
                                                                ========         ========
                                                                $ 23,042         $ 21,570
                                                                ========         ========

The majority of unbilled costs and estimated earnings on uncompleted cost incurred and fixed price contracts are billable in the subsequent year.

Pursuant to the retainage provisions in certain long-term contracts, a specified portion of receivables do not become due and payable until completion of a final audit by the Defense Contract Audit Agency. Such retainage amounts total approximately $0.5 million in 1998 and 1997 and are included in other assets in the accompanying balance sheets.

4. INVENTORIES

Inventories consist of the following:

                         AS OF DECEMBER 31,
                       ----------------------
                        1998            1997
                       -------        -------
                           (In thousands)
Raw materials          $ 7,849        $ 7,030
Work-in-process         13,439          8,154
                       -------        -------
                       $21,288        $15,184
                       =======        =======

No significant amounts of finished goods or work-in-process related to long-term contracts are maintained.

5. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:          AS OF DECEMBER 31,
                                                      -------------------------
                                                        1998             1997
                                                      --------         --------
                                                            (In thousands)
Machinery and equipment                               $ 55,777         $ 43,016
Leasehold improvements                                   8,773            7,947
Furniture and fixtures                                   3,157            2,874
Construction-in-progress                                 3,980            2,434
                                                      --------         --------
                                                        71,687           56,271
Less accumulated depreciation and amortization         (31,839)         (23,920)
                                                      --------         --------
                                                      $ 39,848         $ 32,351
                                                      ========         ========

Included in property and equipment are assets acquired under capital lease obligations with a cost and related accumulated depreciation of approximately $4.2 million and $0.9 million, respectively, at December 31, 1998, and approximately $3.0 million and $0.4 million, respectively, at December 31, 1997.

6. GOODWILL AND PURCHASED INTANGIBLES

Purchased intangibles, which are included in other assets, consist of the following:

                                        AS OF DECEMBER 31,
                                     -----------------------
                                       1998            1997
                                     -------         -------
                                          (In thousands)
Goodwill                             $ 1,363         $ 1,363
Other purchased intangibles            1,945           1,945
                                     -------         -------
                                       3,308           3,308
Less accumulated amortization         (2,147)         (1,370)
                                     -------         -------
                                     $ 1,161         $ 1,938
                                     =======         =======

See Note 11, Acquisitions.

7. NOTE DUE FROM RELATED PARTY

On May 1, 1997 the Company loaned an officer $612,000 secured by a deed of trust. The note is due on the tenth anniversary of the date of the note, however; certain amounts may be forgiven. After five years continuous employment with the Company, $200,000 will be forgiven. After ten years continuous employment with the Company, an additional $200,000 will be forgiven. Other terms provide for mandatory prepayment if certain events of default occur. The note shall bear interest at 8% only in the event of a default. The amount expected to be forgiven is being amortized to compensation expense over ten years.

8. INCOME TAXES

The provision for income taxes consists of the following:

                         YEARS ENDED DECEMBER 31,
                 ---------------------------------------
                  1998             1997            1996
                 -------         -------         -------
                             (In thousands)
Current:
  Federal        $   181         $    --         $ 2,617
  State               26              --             312
  Foreign          1,824             417             346
                 -------         -------         -------
                   2,031             417           3,275
Deferred:
  Federal           (948)             --            (371)
  State               --              --             148
                 -------         -------         -------
                    (948)             --            (223)
                 -------         -------         -------
                 $ 1,083         $   417         $ 3,052
                 =======         =======         =======

The tax benefits resulting from the exercise of nonqualified stock options and the disqualifying disposition of shares acquired under the Company's incentive stock option and employee stock purchase plans were $0.2 million, zero and $5.2 million in 1998, 1997 and 1996, respectively. Such benefits were credited to additional paid-in capital.

Pre-tax income (loss) from foreign operations was $(0.3) million, $1.4 million and $1.9 million in 1998, 1997 and 1996, respectively.

The difference between the provision for income taxes and the amount computed by applying the Federal statutory income tax rate to income before taxes is explained below:

                                                            YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                     1998           1997             1996
                                                   -------         -------         -------
                                                               (In thousands)
Tax at federal statutory rate                      $ 3,145         $(8,378)        $ 3,917
State income tax, net of federal
  tax benefit                                           17              --             299
Non-deductible in-process, research
  and development write-off                             --             264              --
Net operating loss not benefited (utilized)         (2,061)          8,943            (357)
Valuation allowance                                   (216)             --              --
Tax-exempt interest income                            (124)           (453)           (455)
Other                                                  322              41            (352)
                                                   -------         -------         -------
Provision for income taxes                         $ 1,083         $   417         $ 3,052
                                                   =======         =======         =======

Significant components of the Company's deferred tax assets are as follows:

                                                 AS OF DECEMBER 31,
                                             -------------------------
                                               1998             1997
                                             --------         --------
                                                   (In thousands)
Deferred tax assets:
  Net operating loss carryforward            $ 10,712         $  9,995

  Reserves and other accrued expenses
    not yet deductible for tax                  1,832            2,070
  Inventory                                     3,088            1,584
  Intangible assets                             4,157            3,838
  Tax credit carryforward                       1,800              970
  Other                                            --               52
                                             --------         --------
  Total deferred tax assets                    21,589           18,509
  Valuation allowance                         (16,708)         (14,345)
                                             --------         --------
  Net deferred tax assets                       4,881            4,164
Deferred tax liabilities:
  Depreciation                                   (743)            (550)
  Other                                          (138)            (562)
                                             --------         --------
  Total deferred tax liabilities                 (881)          (1,112)
                                             --------         --------
Net deferred tax assets                      $  4,000         $  3,052
                                             ========         ========

The valuation allowance increased by approximately $2.4 million and $12.3 million in 1998 and 1997, respectively. Approximately $7.6 million of the valuation allowance is related to the benefits of stock option deductions, which will be credited to paid-in capital when realized.

As of December 31, 1998, the Company had federal, state, and foreign net operating loss carryforwards of approximately $26.0 million, $4.8 million, and $5.1 million, respectively, and federal and state tax credit carryforwards of approximately $0.9 million and $1.3 million, respectively. The federal and state net operating loss and credit carryforwards will expire at various dates beginning in years 2001 through 2018, if not utilized. The foreign net operating loss carryforwards have no expiration date.

Management has determined, based on the Company's history of prior operating earnings, its expectations for the future, and the extended period over which the benefits of certain deferred tax assets will be realized, that a partial valuation allowance should be provided. The realization of the Company's net deferred tax assets, which relate primarily to temporary differences, net operating loss carryforwards and tax credit carryforwards is dependent on generating sufficient taxable income during the periods in which the temporary differences are expected to reverse. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

9.  STOCKHOLDERS' EQUITY

Common Stock Offerings

On June 26, 1996, the Company issued 3,000,000 shares of common stock in a follow-on public stock offering at a per share price of $13.50. In addition, SDL's Underwriters exercised their over-allotment option to purchase 510,000 additional shares of the Company's common stock. Net proceeds to the Company approximated $44.7 million.

In July 1998, the Company issued 217,644 shares of common stock at a per share price of $31.24. Net proceeds to the Company approximated $5.5 million.

Shareholder Rights Plan

The Company has adopted a Shareholder Rights Plan (Rights Agreement). Pursuant to the Rights Agreement, rights were distributed at the rate of one right for each share of Common Stock owned by the Company's stockholders of record on November 17, 1997. The rights expire on November 5, 2007 unless extended or earlier redeemed or exchanged by the Company. Under the Rights Agreement, each right entitles the registered holder to purchase one-hundredth of a Series B Preferred share of the Company at a price of $55. The rights will become exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's common stock or commences a tender offer or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more or the Company's common stock.

Stockholders' Notes Receivable

Certain exercises of stock options occurred in conjunction with the issuance of full-recourse stockholders' notes receivable. The notes bear interest between 5 percent and 8 percent per annum with annual interest payments. The principal on the notes is due beginning in 1999 through 2001.

10.     STOCK-BASED COMPENSATION PLANS

Stock Option Plans

The 1992 Stock Option Plan provided for the granting of incentive stock options and nonqualified options to purchase up to 9,116,250 shares of the Company's common stock to officers, directors and key employees at exercise prices of not less than fair value on the date of grant as determined by a committee of the Board of Directors. Options granted were immediately exercisable; however, unexercised options and shares purchased upon the exercise of the options are subject to vesting over a one to five year period. Shares not vested at the date of termination of employment may be repurchased by the Company at the original exercise price. No further options will be granted under the 1992 Stock Option Plan.

The Company's 1995 Stock Option Plan was approved by the Board of Directors in January 1995 and by the stockholders in February 1995. The purposes of the 1995 Option Plan are to give the Company's employees and others who perform substantial services to the Company incentive, through ownership of the Company's common stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals. The 1995 Stock Option Plan permits the grant of incentive stock options to employees, including officers and Directors who are employees, and the award of nonqualified stock options to the Company's employees, officers, Directors, independent contractors, and consultants. The number of shares available for grant was initially 1,425,000 shares. Beginning on the first day of each fiscal year, the number of shares reserved for grant will be increased by 5 percent of the number of shares of common stock outstanding as of the end of the preceding fiscal year. Options granted under the 1995 Stock Option Plan are subject to vesting over a one to five year period and must generally be exercised by the optionee during the period of employment or service with the Company or within a specified period following termination of employment or service. Options currently expire no later than ten years from the date of grant.

The Company has reserved 6,796,870 shares of common stock for future issuance under its Stock Option Plans as of December 31, 1998.

Information with respect to stock option activity is summarized as follows:

                                                                 Outstanding Options
                                                           -------------------------------
                                                                              Weighted-
                                        Available           Number             Average
                                        for Grant          of Shares        Exercise Price
                                        ----------         ----------       --------------
Balance at December 31, 1995               260,700          5,832,260         $     1.80
  Options granted                         (769,428)           769,428              11.04
  Options canceled                         364,548           (364,548)              7.66
  Options exercised                             --         (1,643,774)              0.35
  Additional options authorized          1,084,894                 --                 --
  Option authorizations canceled           (29,040)                --                 --
                                        ----------         ----------         ----------
Balance at December 31, 1996               911,674          4,593,366               3.38
  Options granted                       (1,115,018)         1,115,018               8.30
  Options canceled                         280,536           (280,536)              8.40
  Options exercised                             --           (513,988)              1.18
  Additional options authorized          1,340,338                 --                 --
                                        ----------         ----------         ----------
Balance at December 31, 1997             1,417,530          4,913,860               4.44
  Options granted                       (1,320,952)         1,320,952              11.73
  Options canceled                         313,760           (313,760)              9.92
  Options exercised                             --           (929,200)              2.03

  Additional options authorized          1,394,680                 --                 --
                                        ----------         ----------         ----------
Balance at December 31, 1998             1,805,018          4,991,852         $     6.47
                                        ==========         ==========         ==========

The following table summarizes information about options outstanding at December 31, 1998:

                     Options Outstanding                                       Options Exercisable
--------------------------------------------------------------------       ---------------------------
                                         Weighted-
                                           Average         Weighted-                         Weighted-
     Range of                             Remaining         Average                           Average
     Exercise             Number         Contractual       Exercise          Number          Exercise
      Prices           Outstanding          Life             Price         Exercisable         Price
------------------------------------------------------------------------------------------------------
$ 0.17 - $ 2.55          1,734,514         3.7years        $    0.42        1,734,514        $    0.42
  2.56 -   5.50            474,818              6.1             5.01          368,942             4.94
  5.51 -   8.00            673,390              8.2             6.80          214,692             7.06
  8.01 -  10.50            941,358              8.4             9.30          240,338             9.22
 10.51 -  12.50            985,548              9.0            12.01           80,082            11.40
 12.51 -  15.00            106,626              7.5            13.82           51,850            13.87
 15.01 -  19.82             18,100             10.0            19.82               --               --
 19.83 -  61.99             57,498              9.1            35.16           27,476            35.08
                         ---------                                          ---------
$ 0.17 - $61.99          4,991,852              6.7        $    6.21        2,717,894        $    3.03
                         =========                                          =========


Employee Stock Purchase Plan

To provide employees with an opportunity to purchase common stock of the Company through payroll deductions, the Company established the 1995 Employee Stock Purchase Plan (the ESPP) and initially reserved 900,000 shares of common stock for issuance to participants. In May 1998, 800,000 additional shares of common stock were reserved for issuance to participants. Under the ESPP, the Company's employees, subject to certain restrictions, may purchase shares of common stock at the lesser of 85 percent of the fair market value at either the beginning of each two-year offering period or the end of each six-month purchase period within the two-year offering period. Under the ESPP, the Company sold 298,690, 237,380, and 221,316 shares in 1998, 1997 and 1996, respectively.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock-based awards because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123), requires use of option valuation models that were not developed for use in valuing stock-based compensation plans. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards.

Pro forma information regarding net income and earnings per share is required by SFAS 123 as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Since the Company's stock-based awards have characteristics significantly different from those of traded options, and since changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

                                       Options                                  ESPP
                        --------------------------------------   ------------------------------------
                          1998          1997          1996         1998         1997          1996
                        ----------    ---------    -----------   ----------   ----------    ---------
  Expected Life          4 years      4 years       3 years      6 months     6 months      6 months
  Expected Volatility       0.72          0.66         0.60         0.84         0.82          0.72

  Risk Free Interest Rate   5.15%         6.17%        6.04%        5.06%        5.64%         5.45%

For the purpose of pro forma disclosures, the estimated fair value of the above stock-based awards is amortized over the awards' vesting period. The Company's pro forma information follows (in thousands, except for per share information):

                                                         1998              1997               1996
                                                       -----------------------------------------------
Pro forma net income (loss)                            $    6,789        $  (27,523)        $    5,947
Pro forma net income (loss) per share - basic          $     0.24        $    (0.99)        $     0.24
Pro-forma net income (loss) per share - diluted        $     0.22        $    (0.99)        $     0.22

Because SFAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1999.

Weighted-average fair value of options granted during 1998, 1997 and 1996 were $6.51, $4.46 and $4.83, respectively. The weighted-average fair value of ESPP rights granted in 1998, 1997 and 1996 were $3.77, $2.82 and $1.99, respectively.

11.  ACQUISITIONS

In November 1997, the Company acquired all of the outstanding stock of Mr. Laser, Inc., a company involved in the design and development of compact laser marking systems. The acquisition was accounted for under the purchase method of accounting. The total purchase price was approximately $1,202,000, which includes related transaction costs of $22,000, $187,000 for net acquired liabilities. At the time of acquisition, the Company recorded $753,000 as in-process research and development for development projects that had not yet reached technologic feasibility. To determine the value of in-process research and development, the Company considered, among other factors, the state of development of the compact laser marking system, the costs needed to complete development, and the expected income and risks associated with the inherent difficulties and uncertainties in completing development. Purchase price in excess of amounts allocated to in-process research and development and net acquired liabilities was approximately $453,000 and was allocated to goodwill. Goodwill is being amortized straight-line over a three year life. Mr. Laser's operating results are included in the accompanying consolidated financial statements beginning with November 1997. The results of Mr. Laser prior to the acquisition were not material to the Company's consolidated results of operations.

12.  COMMITMENTS AND NOTES PAYABLE

The Company has entered into certain capital leases for equipment. The leases are secured by the related equipment and restricted cash of $722,000 as of December 31, 1998. This cash has been classified as restricted cash on the balance sheet. The Company also leases all of its facilities and certain equipment under operating leases. The operating facilities leases contain renewal options. The future minimum lease payments as of December 31, 1998, under the related leases are as follows (in thousands):

                                                     Capital         Operating
                                                      Leases          Leases
                                                     -------         -------
           Fiscal Year
            1999                                     $ 1,305         $ 2,307
            2000                                       1,049           2,328
            2001                                         319           2,298
            2002                                         159             692
            2003                                          42             293
                                                     -----------------------
            Minimum payments                           2,874         $ 7,918
                                                                     =======
            Less interest                               (360)
                                                     -------
            Present value of minimum payments          2,514
            Less current portion                      (1,098)
                                                     -------
            Long-term portion                        $ 1,416
                                                     =======

Rental expense was approximately $2.5 million, $2.2 million and $1.5 million, for 1998, 1997 and 1996, respectively.

The Company has entered into certain loan agreements. These loans are repayable in equal annual installments ending September 30, 2001. The interest rate is the higher of 3% above LIBOR or 10%.

13. CONTINGENCIES

In 1985, Rockwell International Corporation (Rockwell) asserted, and in 1995 filed suit in the Northern California Federal District Court against the Company alleging that a Company fabrication process infringed certain Rockwell patent rights. Rockwell sought to permanently enjoin the Company from infringing Rockwell's alleged patent rights and sought unspecified actual and treble damages plus costs. The Company answered Rockwell's complaint asserting, among other defenses, that Rockwell's patent is invalid. Rockwell's suit was stayed in 1995 pending resolution of another suit, involving the same patent, brought by Rockwell against the Federal government, and in which SDL had intervened. The suit between the Federal government and Rockwell was resolved in January 1999, by way of a settlement payment from the Federal government to Rockwell. The Company did not participate in the settlement. As a result of that settlement, the Company anticipates that the stay of Rockwell's suit against the Company will be lifted. A status conference is scheduled in that case for March 8, 1999. The resolution of this litigation is fact intensive so that the outcome cannot be determined and remains uncertain. If Rockwell prevailed in the litigation, it could be awarded monetary damages against the Company. The Company believes, however, that it has meritorious defenses to the Rockwell's allegations in the litigation.

Shortly after the aforementioned suit between Rockwell and the Federal government was filed, the Federal government had notified the Company that, if the Federal government were liable to Rockwell, then the Federal government might seek indemnification for a portion of its liability from the Company. The Federal government never stated the amount of the Company's alleged indemnity obligation, nor has it ever repeated its assertion that the Company might have some indemnity obligation to the Federal government.

SDL is engaged in various cost-reimbursement type contracts with the Federal government. These contracts utilize allowable costs plus contract fee to determine revenue. Federally-funded contracts are subject to audit of pricing and actual costs incurred, which have resulted and could result in the future, in price adjustments. The government has in the past and could in the future, challenge the Company's accounting methodology for computing indirect rates and allocating indirect costs to government contracts. The government is currently challenging certain indirect cost allocations. While management believes that amounts recorded on its financial statements are adequate to cover all related risks, the government has not concluded its investigation or agreed to a settlement with the Company. Although the outcome of this matter cannot be determined at this time, management does not believe that its outcome will have a material adverse affect on the Company's financial position, results of operations or cash flows. Nevertheless, based on future developments, the Company's estimate of the outcome of these matters could change in the near term.

During the first half of 1998, supplies of modulators to a customer were withdrawn due to an apparent design problem. It was expected that the replacement modulators would be shipped during the second half of the year. The estimated rework costs of $0.6 million were recorded in the second quarter, but the costs were reversed in the forth quarter since the customer did not return the related modulators. The order has since been cancelled by the customer. While there has been no formal legal claim against the Company, the customer has requested the return of $1.2 million for receivables paid for earlier deliveries. The Company has rejected this request and is confident that if a formal legal claim is received it can be successfully defended.

Trial of the Spectra-Physics vs. SDL, Inc. litigation began before the Santa Clara County, California Superior Court on May 7, 1997. On May 19, 1997, before the trial was concluded, the Company, Spectra-Physics and its subsidiary Opto Power Corporation, and Xerox Corporation made a comprehensive settlement of their disputes. During the second quarter of fiscal 1997, the Company included approximately $27.5 million in general and administrative expenses for settlement and related legal costs associated with the resolution of the dispute with Spectra-Physics, Inc.

14. SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

Reportable Segments

SDL has three reportable segments: communications, research, and printing and materials processing. The communications business unit develops, designs, manufactures and distributes lasers for applications in the telecom, cable television, satellite and dense wavelength division multiplexing markets. The research business unit conducts research, development or product customization, involving both communications and printing and material processing applications, for Fortune 500 companies, major international customers, smaller domestic and international companies, and multiple Federal government agencies. The operating results of the research business unit include solely the results generated from that business unit. Research revenue on the Consolidated Statement of Operations included research, development, and product customization conducted by all segments of the Company. The printing and materials processing business unit develops, designs, manufacturers and distributes lasers for applications in the surface heat treating, product labeling, digital imaging, digital proofing, and thermal printing solutions markets.

The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating income/loss amounts are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. The accounting policies of the operating segments are the same as those described in the summary of accounting policies.

The Company's reportable segments are business units that offer different products. The reportable segments are each managed separately because they manufacture and distribute distinct products with different applications. The Company does not allocate assets to its individual operating segments.

Information about reported segment income or loss is as follows (in thousands):


                                                                     PRINTING AND
                                     COMMUNICATION                     MATERIAL
YEAR ENDED DECEMBER 31, 1998:          PRODUCTS        RESEARCH       PROCESSING        TOTAL
                                     ----------------------------------------------------------
Revenue from external customers        $ 62,045        $  7,354        $ 43,393        $112,792
Amortization                                645              --             132             777
Segment Operating Income               $  2,791        $    135        $  4,776        $  7,702
                                     ----------------------------------------------------------

                                                                     PRINTING AND
                                     COMMUNICATION                     MATERIAL
YEAR ENDED DECEMBER 31, 1997:          PRODUCTS        RESEARCH       PROCESSING          TOTAL
                                     -----------------------------------------------------------
Revenue from external customers        $ 49,109        $ 11,020        $ 41,990          102,119
Amortization                                645              --              26              671
In Process R&D                               --              --             753              753
Segment Operating Income (Loss)        $  2,730        $    138        $   (912)        $  1,956
                                     -----------------------------------------------------------

                                                                  PRINTING AND
                                     COMMUNICATION                  MATERIAL
YEAR ENDED DECEMBER 31, 1996:          PRODUCTS      RESEARCH      PROCESSING        TOTAL
                                     ------------------------------------------------------
Revenue from external customers        $41,306        $11,900        $35,018        $88,224
Amortization                               645             --             --            645
Segment Operating Income               $ 4,631        $   518        $ 4,350        $ 9,499
                                     ------------------------------------------------------

A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows (in thousands):

OPERATING INCOME (LOSS)                                  1998            1997             1996
                                                       -----------------------------------------
Total operating income from operating segments:        $  7,702        $  1,956         $  9,499
Spectra Physics Lawsuit and related legal costs              --         (27,500)              --
                                                       -----------------------------------------
Total consolidated operating income (loss):            $  7,702        $(25,544)        $  9,499
                                                       =========================================

Geographic Information

Information regarding geographic areas for the years ended December 31, 1998, 1997 and 1996 is as follows (in thousands):


Year ended December 31, 1998                       Long-Lived
                                   Revenue(a)        Assets
                                  -------------   ------------
United States                       $ 82,882        $ 33,624
Canada                                 6,503           3,016
United Kingdom                         4,340           6,917
Germany                                4,771              --
France                                 4,308              --
Japan                                  6,886              --
Other foreign countries                3,102              --
                                    --------        --------
         Total                      $112,792        $ 43,557


Year ended December 31, 1997                       Long-Lived
                                   Revenue(a)        Assets
                                  ------------    ------------
United States                       $ 76,171        $ 28,249
Canada                                 2,175           1,366
United Kingdom                        10,851           6,054
Germany                                2,936              --
France                                 3,221              --
Japan                                  4,123              --
Other foreign countries                2,642              --
                                    --------        --------
         Total                      $102,119        $ 35,669

Year ended December 31, 1996                      Long-Lived
                                   Revenue(a)       Assets
                                  -------------  ------------
United States                       $69,979        $23,777
Canada                                1,144          1,075
United Kingdom                        5,903          2,340
France                                3,329             --
Japan                                 3,740             --
Other foreign countries               4,129             --
                                    -------        -------
         Total                      $88,224        $27,192

--------------
(a)  Revenue is attributed to countries based on the location of customers.

Major Customers

The Company received approximately 13 percent, 17 percent and 20 percent of its 1998, 1997, and 1996, respectively, revenue from Lockheed-Martin through several government and commercial programs. Sales to Lockheed-Martin are reported in the communication products and printing and material processing segments. Almost all of the Company's revenue from this customer during 1998, 1997 and 1996 was derived from Federally-funded programs. Most of the

Company's Federally-funded programs are subject to renewal every one or two years and to termination for convenience by the government agency. The loss of the Company's contracts or failure to win new contracts with Lockheed-Martin, or other major customers, could have an adverse effect on the Company's results of operations.

15.  EMPLOYEE BENEFIT PLAN

In 1990, the Company established the SDL, Inc. Profit Sharing and Saving Plus Plan (the Plan) that covers substantially all U.S. full-time employees and is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may defer up to 20 percent of their pre-tax earnings (up to the Internal Revenue Service limit). The Company matches 50 percent of employee contributions up to a maximum of 5 percent of the participant's pre-tax earnings. The participants' as well as the Company's matching contributions are fully vested. Company contributions to the Plan were approximately $0.6 million, $0.5 million, and $0.4 million for 1998, 1997, and 1996, respectively.

16.     STOCK SPLIT

In May 1999, the Company authorized a two-for-one split of its common stock, effected in the form of a stock dividend, which was paid on June 2, 1999 to stockholders of record on May 14, 1999. All of the share and per share data in these financial statements have been retroactively adjusted to reflect the stock split.

17.  BUSINESS COMBINATION

On May 18, 1999, the Company merged with IOC, a United Kingdom-based manufacturer of lithium niobate components for long haul fiber optic transmission systems. The Company has exchanged 1,130,098 shares of SDL common stock and reserved 116,974 shares for IOC options assumed by the Company. Merger related expenses of approximately $2.1 million will be recorded in the second quarter of fiscal 1999. Separate revenue and net income (loss) amounts of the merged entities are presented in the following table (in thousands):

                                                     Years Ended
                                                     December 31,
                                      1998              1997              1996
                                    ---------------------------------------------
          Total revenues:
             SDL                    $ 106,138         $  91,364         $  82,475
             IOC                        6,654            10,755             5,749
                                    ---------------------------------------------
             Combined               $ 112,792         $ 102,119         $  88,224

          Net income (loss):
             SDL                    $  12,823         $ (24,679)        $   7,121
             IOC                       (4,920)              326             1,018
                                    ---------------------------------------------
             Combined               $   7,903         $ (24,353)        $   8,139


18.  SUBSEQUENT EVENTS (UNAUDITED)

In February 1999, the Company acquired the fiber laser business of Polaroid for $5.2 million cash. The business acquired included all the physical assets, intellectual property, including the assignment of 38 patents and the licensing of 22 patents in the fiber laser area, and the ongoing operation of the fiber manufacturing facilities and fiber laser subsystem. The acquisition will be accounted for under the purchase method of accounting and the Company wrote-off in-process research and development up to $1.5 million in the first quarter of 1999. The results of the fiber laser business are not material to the Company's historical consolidated results of operations.

In May 1999, the Company's stockholders approved an increase in the Company's authorized shares of its common stock to 70 million shares.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SDL, Inc.

        We have audited the supplemental consolidated balance sheets of SDL, Inc. (formed as a result of the consolidation of SDL, Inc. and IOC International plc) as of December 31, 1998 and 1997 and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the supplemental financial statement schedule listed in the index at Item 7. The supplemental consolidated financial statements give retroactive effect to the merger of SDL, Inc. and IOC International plc on May 18, 1999, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of SDL, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of IOC International plc which statements reflect total assets constituting 15% for 1998 and 16% for 1997 of the related supplemental consolidated net loss totals, and which reflect net income constituting approximately 43% of the related supplemental consolidated financial statement totals for the three year period ended December 31, 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for IOC International plc, is based solely on the report of the other auditors.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of SDL, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the merger of IOC International plc, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                             /s/ Ernst & Young LLP

San Jose, California
January 29, 1999, except for Note 16,
as to which the date is May 14, 1999 and except for paragraph 4 of Note 1 and Note 17, as to which the date is May 18, 1999

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
          OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

In May 1999, the Company merged with IOC International plc. ("IOC") through the issuance of 1,130,098 shares of common stock. The merger was accounted for as a pooling of interests and accordingly all prior period financial statements have been restated to combine the operating results of IOC and the Company for all periods presented. IOC's fiscal year end was September 30. The accompanying supplemental statements of operations for the three months ended March 31, 1998 combine the operating results of IOC for the three months ended December 31, 1997 with the operating results of the Company for the three months ended March 31, 1998. IOC's results of operations for the three months ended March 31, 1999 has been combined with SDL's results of operations for the three months ended March 31, 1999. Management's Discussion and Analysis reflects the pooled entity. The comparisons to prior periods below should be read in light of this fact.

RESULTS OF OPERATIONS

Revenue. Total revenue for the quarter ended March 31, 1999 increased 40% to $37.7 million compared to $26.9 million in the corresponding 1998 quarter. Product revenue reported for the first quarter of 1999 increased 55% compared to product revenue for the first quarter of 1998. The increase in product revenue resulted primarily from growth in dense wavelength division multiplexing (DWDM) product sales caused by a strong demand for SDL's 980nm pump laser product (including submarine fiber products). DWDM product revenue increased 172% from the prior year quarter. Research revenue declined both in dollars and as a percentage of total revenue compared to the corresponding first quarter of 1998. This downward trend in research revenue has resulted as the Company continues to focus its longer-term strategy on commercial communication product opportunities. Revenue derived directly or indirectly from U.S. government sources declined to 16% of total revenue reported for the first three months of 1999, compared to 29% for the first quarter of 1998.

Revenues from customers outside of the United States represented 31% and 25% of total revenues for the first quarter of 1999 and 1998, respectively. Virtually all of this export growth was into the European region, where revenue was up 187% over the prior year and represented 26% of the first quarter 1999 revenue.

There can be no assurance that the application markets for SDL's products will grow in future periods at historical percentage rates. Further, there can be no assurance that the Company will be able to increase or maintain its market share in the future or to sustain historical growth rates.

Gross Margin. Excluding one-time charges of $0.7 million for the fiber laser business acquisition, first quarter 1999 gross margin was 41% compared with 31% for the first quarter of 1998. Three factors contributed to the quarter-over-quarter increase in gross margin. These were: (i) a more favorable mix of DWDM product sales as compared to revenue derived from U.S. government contracts and non-communication sales; (ii) increased yields and volumes from the Company's wafer fab; and, (iii) reduction of costs related to the 980nm pump lasers.

The Company's gross margin can be affected by a number of factors, including product mix, customer mix, applications mix, pricing pressures and product yield. Generally, the cost of newer products has tended to be higher as a percentage of product revenue than that of more mature, higher volume products. In addition, the cost of research revenue is significantly higher as a percentage of revenue, as research revenue is typically based on costs incurred rather than market pricing. Considering these factors, gross margin fluctuations are difficult to predict and there can be no assurance that the Company will achieve or maintain gross margins at historical levels in future periods.

Research and Development. The Company incurred research and development expense of $3.8 million and $2.9 million for the quarters ended March 31, 1999 and 1998, respectively. Research and development expense as a percentage of total revenue was 10% and 11% for the March 1999 and 1998 quarters, respectively. The higher levels of 1999 spending were focused on bringing new communication products to market. Approximately 80% of the 1999 research and development spending was for new product development in the communications market.

The Company is committed to continuing its significant research and development expenditures and expects that the absolute dollar amount of research and development expenses will increase as it invests in developing new products, expanding and enhancing its existing product lines, and reducing its costs, although research and development expenses may vary as a percentage of revenue.

Selling, General and Administrative. For the three months ended March 31, 1999, selling, general and administrative (SG&A) expense was $5.7 million or 15% of revenue, compared to $3.8 million or 14% of revenue for the corresponding 1998 three month period. The increase in SG&A was principally the result of higher personnel-related costs to support the increased level of sales and operations, implementation of the Company's new enterprise resource planning software and other information system projects. There can be no assurances that current SG&A levels as a percentage of total revenue are indicative of future SG&A as a percentage of total revenue.

In-process research and development. The Company's acquisition of the fiber laser business from Polaroid during the first quarter 1999 resulted in the write-off of purchased in-process research and development of $1.5 million. In the future, additional in-process research and development write-offs can be anticipated to the extent the Company may from time to time acquire companies or new product lines.

Interest Income and other, net. Net interest income and other, net for the three months ended March 31, 1999 was $286,000 compared to $293,000 recorded in the March 1998 quarter. Lower average cash and investment balances during the first quarter of 1999 offset by lower returns on investments in the first quarter of 1998 resulted in interest income and other, net to be relatively unchanged.

Provision for Income Taxes. The Company recorded a provision for income taxes of $1,161,000 and $230,000 for the three months ended March 31, 1999 and 1998, respectively. Excluding the impact of the in-process research and development charge in 1999, the effective tax rate for the first quarter 1999 was 22%, compared to 14% for the corresponding quarter of 1998. In 1998, the Company benefited from previously unrecognized tax loss carryforwards, generated from the 1997 legal settlement, which reduced the federal and state provisions to minimum tax levels offset partially by unbenefitted foreign tax losses generated. The increase in the 1999 tax rate is primarily attributable to the Company's utilization of the remainder of federal and state tax loss carryforwards.

Although realization is not assured, the Company believes that it will generate future taxable income sufficient to realize the benefit of the $4.0 million of net deferred tax assets recorded. The amount of the net deferred tax assets considered realizable could be reduced or increased in the near term if estimates of future taxable income are changed. Management intends to evaluate the realizability of the net deferred tax assets on a quarterly basis to assess the need for the valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 1999, the Company's combined balance of cash, cash equivalents and marketable securities was $26.4 million. Cash used by operating activities is primarily the result of increases in accounts receivable and inventories and a decrease in accounts payable offset by net income before depreciation and amortization expense.

Cash used in investing activities was $10.3 million in the three months ended March 31, 1999. The Company incurred capital expenditures of $7.4 million for facilities expansion and capital equipment purchases to expand its manufacturing capacities primarily for its communication products. The Company currently expects to spend $15 million to $19 million for capital equipment purchases and leasehold improvements during the remainder of 1999. In addition, the Company acquired Polaroid's fiber laser business during the first quarter of 1999 which resulted in cash payments of $5.1 million.

The Company generated $2.4 million from financing activities during the first quarter of 1999 from the exercise of employee stock options offset by capital lease payments.

The Company believes that current cash balances, cash generated from operations, and cash available through the bank and equity markets will be sufficient to fund capital equipment purchases, acquisitions of complementary businesses, products or technologies and working capital requirements for the foreseeable future. However, there can be no assurances that events in the future will not require the Company to seek additional capital sooner or, if so required, that adequate capital will be available on terms acceptable to the Company.

IMPACT OF YEAR 2000

Like many other companies, the year 2000 computer issue creates risks for SDL. Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. If internal systems do not correctly recognize and process date information beyond the year 1999, there could be a material adverse impact on the Company's business and results of operations.

To address these year 2000 issues within its internal systems, the Company has established a task team and initiated a comprehensive program designed to deal with the most critical systems first. Assessment and remediation are proceeding in tandem, and the Company currently plans to have changes to critical systems completed and tested by mid-1999. These activities are intended to encompass all systems software applications in use by the Company, including front and back-end manufacturing, facilities, sales, finance and human resources.

As newer, more functional software solutions are currently available and are Year 2000 compliant, the Company has concluded that the conversion to enterprise resource planning software programs supporting the Company's manufacturing, finance, distribution / logistics and human resource operations is more cost effective. The project is estimated to be completed during the quarter ended June 30, 1999. In addition, as a contingency plan, the Company's existing management information software applications have been successfully upgraded to a year 2000 compliant version.

Assessment and remediation of year 2000 issues in tertiary business information systems is on-going. Well over 80% of the Company's investment in desktop PC hardware is known to be year 2000 compliant. Additionally, the Company has concluded that the purchase of newer, more functional software for its network server applications is more cost effective than upgrading its existing software to a year 2000 compliant version. Completing the remediation of the Company's tertiary business information systems is not expected to be a significant burden on the Company.

To date, based on its current manufacturing process, SDL believes it has no material exposure to contingencies directly related directly to the Year 2000 issue for the products it has sold or will sell in the future.

SDL is also actively working with critical suppliers of products and services to determine that the suppliers' operations and the products and services they provide are year 2000 compatible or to monitor their progress toward year 2000 compatibility. In addition, the Company has commenced work on various types of contingency planning to address potential problem areas with internal systems and with suppliers and other third parties. It is expected that assessment, remediation and contingency planning activities will be on-going throughout 1999 with the goal of appropriately resolving all material internal systems and third party issues.

The costs incurred to date related to these programs are less than $2.7 million. The Company currently expects that the total cost of these programs, including both incremental spending and redeployed resources, will total approximately $3.0 million, which includes $1.8 million for the purchase of new software and hardware that will be capitalized and $1.2 million that will be expensed as incurred. The Company expects that operating activities will fund these year 2000 remediation costs. In some instances, the installation schedule of new software and hardware in the normal course of business is being accelerated to also afford a solution to year 2000 capability issues. The Company has not delayed any non-year 2000 projects as a consequence of its year 2000 remediation efforts. The costs of these projects and dates on which the Company believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors.

Based on currently available information, management does not believe that the year 2000 matters discussed above related to internal systems or products sold to customers will have a material adverse impact on the Company's financial condition or overall trends in results of operations; however, it is uncertain to what extent the Company may be affected by such matters. Any failure to timely, successfully and cost-effectively assess, identify, remediate and resolve the Company's year 2000 issues, including those regarding its own as well as suppliers' and third parties' internal systems, products, services and contingency plans, may have a material adverse effect on the Company's business and results of operations. The Company is continuing its efforts to ensure year 2000 readiness, and there is risk that there may be new year 2000 issues not identified above and significant delays in or increased costs associated with such efforts which could have a material adverse effect on the Company's business and results of operations.

                                    SDL, INC.
               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                March 31,        December 31,
                                                                                  1999               1998
                                                                               -----------       ------------
                                                                               (unaudited)            (1)
ASSETS
Current assets:
  Cash and cash equivalents ............................................        $   6,747         $  17,023
  Short-term marketable securities .....................................           18,994            17,635
  Accounts receivable, net .............................................           28,729            23,042
  Inventories ..........................................................           24,296            21,288
  Prepaid expenses and other current assets ............................            3,485             3,875
                                                                                ---------         ---------
Total current assets ...................................................           82,251            82,863

Property and equipment, net ............................................           44,460            39,848
Long-term marketable securities ........................................               --             3,552
Restricted cash ........................................................              686               722
Note due from related party ............................................              504               512
Other assets ...........................................................            7,031             4,563
                                                                                ---------         ---------
Total assets ...........................................................        $ 134,932         $ 132,060
                                                                                =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .....................................................        $   8,557         $  10,014
  Accrued payroll and related expenses .................................            2,696             2,354
  Income taxes payable .................................................            1,452             1,890
  Unearned revenue .....................................................              618               643
  Current portion of capital leases ....................................            1,077             1,098
  Other accrued liabilities ............................................            3,875             3,159
                                                                                ---------         ---------
Total current liabilities ..............................................           18,275            19,158

Long-term liabilities
    Capital leases .....................................................              825             1,416
  Notes payable ........................................................              580               612
    Other long-term liabilities ........................................            3,291             2,668
                                                                                ---------         ---------
 Total long-term liabilities ...........................................            4,696             4,696


Commitments and contingencies

Stockholders' equity:
  Preferred stock ......................................................               --                --
  Common stock .........................................................               15                15
  Additional paid-in capital ...........................................          141,911           138,895
  Accumulated other comprehensive income ...............................              138               887
  Accumulated deficit, $26.3 million relating to the repurchase of common stock in 1992 and $5.8 million relating to a
    recapitalization in 1992 ...........................................          (30,063)          (31,551)
                                                                                ---------         ---------
                                                                                  112,001           108,246
  Less common stockholders' notes receivable ...........................              (40)              (40)
                                                                                ---------         ---------
Total stockholders' equity .............................................          111,961           108,206
                                                                                ---------         ---------
Total liabilities and stockholders' equity .............................        $ 134,932         $ 132,060
                                                                                =========         =========

--------------
 (1) The balance sheet at December 31, 1998 has been derived from the audited supplemental financial statements at that date.


                             See accompanying notes

                                    SDL, INC.
            SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except per share data - unaudited)


                                                                 Three Months Ended
                                                                      March 31,
                                                               ----------------------
                                                                1999           1998
Total revenue:
     Product revenue                                           $36,690        $23,696
     Research revenue                                              976          3,217
                                                               -------        -------
                                                                37,666         26,913
Cost of revenue:
     Cost of product revenue                                    22,130         16,296
     Cost of research revenue                                      903          2,372
                                                               -------        -------

Gross margin                                                    14,633          8,245

Operating expenses:
     Research and development                                    3,781          2,861
     Selling, general and administrative                         5,680          3,830
     Amortization of purchased intangibles and goodwill            179            196
     In-process research and development                         1,495             --
                                                               -------        -------

Operating income                                                 3,498          1,358
Interest income and other, net                                     286            293
                                                               -------        -------

Income before income taxes                                       3,784          1,651
Provision for income taxes                                       1,161            230
                                                               -------        -------

Net income                                                     $ 2,623        $ 1,421
                                                               =======        =======

Net income per share - basic                                   $  0.09        $  0.05
                                                               =======        =======
Net income per share - diluted                                 $  0.08        $  0.05
                                                               =======        =======

Number of weighted average shares - basic                       30,088         28,320
Number of weighted average shares - diluted                     32,148         29,994



                             See accompanying notes.

                                    SDL, INC.
          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands - unaudited)

                                                                    Three Months Ended
                                                                         March 31,
                                                                 -------------------------
                                                                   1999             1998
OPERATING ACTIVITIES:
Net income                                                       $  2,623         $  1,421
IOC net loss for the three months ended December 31, 1998          (1,136)              --
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
       Depreciation and amortization                                3,189            2,264
       In-process research and development                          1,495               --
       Changes in operating assets and liabilities:
           Accounts receivable                                     (5,687)           1,427
           Inventories                                             (2,029)            (773)
           Accounts payable                                        (1,457)             678
           Accrued payroll and related expenses                       342              (56)
           Income taxes payable                                      (438)            (269)
           Unearned revenue                                           (25)             (22)
           Other accrued liabilities                                  472             (933)
           Long-term liabilities                                      623              161
           Other                                                     (387)           2,983
                                                                 --------         --------

Total adjustments                                                  (3,902)           5,460
                                                                 --------         --------

Net cash provided by (used in) operating activities                (2,415)           6,881

INVESTING ACTIVITIES
Acquisition of property and equipment, net                         (7,393)          (4,583)
Acquisition of the fiber laser business of Polaroid                (5,055)              --
Sale of investments, net                                            2,147            4,126
                                                                 --------         --------

Net cash used in investing activities                             (10,301)            (457)

FINANCING ACTIVITIES
Issuance of stock pursuant to employee stock plans                  3,016              286
Payments on capital leases                                           (380)            (402)
Decrease in restricted cash                                            36               --
Other                                                                (232)              --
                                                                 --------         --------

Net cash provided by (used in) financing activities                 2,440             (116)
                                                                 --------         --------

Net increase (decrease)  in cash and cash equivalents             (10,276)           6,308
Cash and cash equivalents at beginning of period                   17,023            6,170
                                                                 --------         --------

Cash and cash equivalents at end of period                       $  6,747         $ 12,478
                                                                 ========         ========

SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes                                       $  1,804         $    473
Cash paid for interest                                           $    289         $    258



                             See accompanying notes.

                                    SDL, INC.
        NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

                                 March 31, 1999



1.    Basis of Presentation and Business Activities

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Registrant Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.

      The consolidated financial statements include the accounts of SDL, Inc. and its wholly owned subsidiary, SDL Optics and IOC International plc. Intercompany accounts and transactions have been eliminated in consolidation.

      The functional currency of the Company's Canadian subsidiary is the U.S. dollar. These financial statements are remeasured into U.S. dollars for consolidation. The functional currency of the Company's United Kingdom subsidiary is the British Pound Sterling. As such, all assets and liabilities are translated at the exchange rate on the balance sheet date. Revenues and costs and expenses are translated at weighted average rates of exchange prevailing during the period. Translation adjustments are recorded in accumulated other comprehensive income as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in interest income and other, net and were immaterial for all periods presented.

      The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to December 31. The first fiscal quarter of 1999 and 1998 ended on April 2, 1999 and April 3, 1998, respectively. For ease of discussion and presentation, all accompanying financial statements have been shown as ending on the last day of the calendar month.

      As more fully described in Note 9, the Company merged with IOC International plc. ("IOC") in May 1999 in a pooling of interests transaction. The condensed consolidated financial statements for the three months ended March 31, 1999 and 1998 have been restated to include the financial position, results of operations and cash flows of IOC. There were no transactions between IOC and the Company prior to the combination and no significant adjustments were necessary to conform IOC's accounting policies. Because of differing year ends, financial information relating to SDL's fiscal quarter ended March 31, 1998 has been combined with financial information relating to IOC's fiscal quarter ended December 31, 1997. IOC's net loss for the three months ended December 31, 1998 was not combined with SDL's net income, but rather was included as an adjustment to stockholders' equity in the Company's financial results for the three months ended March 31, 1999. IOC's results of operations for the three months ended March 31, 1999 has been combined with SDL's results of operations for the three months ended March 31, 1999. These supplemental condensed consolidated financial statements will become the historical financial statements upon the issuance of the financial statements for the quarter ended June 30, 1999.

2.    Net Income Per Share

      In May 1999, the Company authorized a two-for-one split of its common stock, effected in the form of a stock dividend, which was paid on June 2, 1999 to stockholders of record on May 14, 1999. All of the share and per share data in these financial statements have been retroactively adjusted to reflect the stock split.

      The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

                                                                         For the quarter ended
                                                                                March 31,
                                                                         ----------------------
                                                                          1999           1998
                                                                         ----------------------
            Numerator:
            Net income                                                   $ 2,623        $ 1,421
                                                                         =======        =======

            Denominator:
            Denominator for basic net income per share-
            weighted average shares                                       30,088         28,320

            Incremental common shares attributable to shares
            issuable under employee stock plans                            2,060          1,674
                                                                         -------        -------

            Denominator for diluted net income per share-adjusted
            weighted average shares and assumed conversions               32,148         29,994
                                                                         =======        =======

            Net income per share - basic                                 $  0.09        $  0.05
                                                                         =======        =======
            Net income per share - diluted                               $  0.08        $  0.05
                                                                         =======        =======


3.    Inventories

        The components of inventories consist of the following (in thousands):


                                               March 31,            December 31,
                                              ----------------------------------
                                                 1999                 1998
                                              ----------------------------------
       Raw materials                            $11,864              $ 7,849
       Work in process                           12,432               13,439
                                                -------              -------
                                                $24,296              $21,288
                                                =======              =======

4.   Comprehensive Income

     Accumulated other comprehensive income presented in the accompanying consolidated balance sheet consists of the accumulated net unrealized gains and losses on available-for-sale marketable securities and foreign currency translation adjustments, net of the related tax effect. The tax effects for other comprehensive income were immaterial for all periods presented.

     Total comprehensive income amounted to approximately $1.9 million for the first quarter 1999 compared to a comprehensive income of $1.9 million for the first quarter of 1998.


5.   Segment Reporting

     SDL has three reportable segments: communications, research, and printing and materials processing. The communications business unit develops, designs, manufactures and distributes lasers for applications in the telecom, cable television, satellite and dense wavelength division multiplexing markets. The research business unit conducts research, development or product customization, involving both communications and printing and material processing applications, for Fortune 500 companies, major international customers, smaller domestic and international companies, and multiple Federal government agencies. The operating results of the research business unit include the results generated from that business unit which includes some revenue classified as product revenue. The printing and materials processing business unit develops, designs, manufacturers and distributes lasers for applications in the surface heat treating, product labeling, digital imaging, digital proofing, and thermal printing solutions markets.

     The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating income/loss amounts are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. The accounting policies of the operating segments are the same as those described in the summary of accounting policies.

     The Company's reportable segments are business units that offer different products. The reportable segments are each managed separately because they manufacture and distribute distinct products with different applications. The Company does not allocate assets to its individual operating segments.

     Information about reported segment income or loss is as follows (in thousands):

                                                                              Printing and
                                             Communication                       Material
        Quarter ended March 31, 1999:          Products         Research        Processing         Total
                                             ------------------------------------------------------------
        Revenue from external customers        $ 27,313         $  1,255         $  9,098        $ 37,666
        Amortization                                 78               --              101             179
        Segment Operating Income (loss)        $  5,877         $   (217)        $     33        $  5,693
                                             ------------------------------------------------------------

                                                                              Printing and
                                             Communication                       Material
        Quarter ended March 31, 1998:          Products         Research        Processing         Total
                                             ------------------------------------------------------------
        Revenue from external customers        $ 12,508         $  2,059         $ 12,346        $ 26,913
        Amortization                                155               --               41             196
        Segment Operating Income               $   (526)        $    201         $  1,683        $  1,358
                                             ------------------------------------------------------------

     A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows (in thousands):

                                                                For the quarter ended
                                                                      March 31,
        Operating Income                                        1999            1998
                                                               -----------------------
        Total operating income from operating segments:        $ 5,693         $ 1,358
        In-Process R&D and related costs:                       (2,195)             --
                                                               -----------------------
        Total consolidated operating income:                   $ 3,498         $ 1,358
                                                               =======================

6.         Acquisitions

     In February 1999, the Company acquired the fiber laser business of Polaroid for $5.3 million, which includes related transaction costs of $0.1 million. The business acquired includes all the physical assets, intellectual property, including the assignment of 38 patents and the licensing of 22 patents in the fiber laser area, and the ongoing operation of the fiber manufacturing facilities and fiber laser subsystem. The acquisition was accounted for under the purchase method of accounting. The Company recorded $1.5 million as in-process research and development for development projects that had not yet reached technological feasibility. Intangible assets are being amortized straight-line over a seven year life. In addition, the Company recorded $0.7 million to accrue for certain pre-existing obligations to integrate the fiber laser business. The results of the fiber laser business are not material to the Company's historical consolidated results of operations.

     The purchase price allocation for the fiber laser business acquisition was recorded as follows (in thousands):

        Inventory ...........................................             $  979
        Property and equipment ..............................                229
        Intangibles .........................................              2,596
        In-process research and development .................              1,495
                                                                          ------
        Net assets acquired .................................             $5,299

        Liabilities .........................................             $  244
        Cash paid, including transaction costs ..............              5,055
                                                                          ------
        Total purchase price ................................             $5,299

7.  Contingencies

    In 1985, Rockwell International Corporation (Rockwell) asserted, and in 1995 filed suit in the Northern California Federal District Court against the Company alleging that a Company fabrication process infringed certain Rockwell patent rights. Rockwell sought to permanently enjoin the Company from infringing Rockwell's alleged patent rights and sought unspecified actual and treble damages plus costs. The Company answered Rockwell's complaint asserting, among other defenses, that Rockwell's patent is invalid. Rockwell's suit was stayed in 1995 pending resolution of another suit, involving the same patent, brought by Rockwell against the Federal government, and in which SDL had intervened. The suit between the Federal government and Rockwell was resolved in January 1999, by way of a settlement payment from the Federal government to Rockwell. The Company did not participate in the settlement. As a result of that settlement, the Company anticipates that the stay of Rockwell's suit against the Company will be lifted. A status conference is scheduled in that case for March 8, 1999. The resolution of this litigation is fact intensive so that the outcome cannot be determined and remains uncertain. If Rockwell prevailed in the litigation, it could be awarded monetary damages against the Company. The Company believes, however, that it has meritorious defenses to the Rockwell's allegations in the litigation.

    Shortly after the aforementioned suit between Rockwell and the Federal government was filed, the Federal government had notified the Company that, if the Federal government were liable to Rockwell, then the Federal government might seek indemnification for a portion of its liability from the Company. The Federal government never stated the amount of the Company's alleged indemnity obligation, nor has it ever repeated its assertion that the Company might have some indemnity obligation to the Federal government.

    SDL is engaged in various cost-reimbursement type contracts with the Federal government. These contracts utilize allowable costs plus contract fee to determine revenue. Federally-funded contracts are subject to audit of pricing and actual costs incurred, which have resulted and could result in the future, in price adjustments. The government has in the past and could in the future, challenge the Company's accounting methodology for computing indirect rates and allocating indirect costs to government contracts. The government is currently challenging certain indirect cost allocations. While management believes that amounts recorded on its financial statements are adequate to cover all related risks, the government has not concluded its investigation or agreed to a settlement with the Company. Although the outcome of this matter cannot be determined at this time, management does not believe that its outcome will have a material adverse affect on the Company's financial position, results of operations or cash flows.

    Nevertheless, based on future developments, the Company's estimate of the outcome of these matters could change in the near term.

    During the first half of 1998, supplies of modulators to a customer were withdrawn due to an apparent design problem. It was expected that the replacement modulators would be shipped during the second half of the year. The estimated rework costs of $0.6 million were recorded in the second quarter, but the costs were reversed in the forth quarter since the customer did not return the related modulators. The order has since been cancelled by the customer. While there has been no formal legal claim against the Company, the customer has requested the return of $1.2 million for receivables paid for earlier deliveries. The Company has rejected this request and is confident that if a formal legal claim is received it can be successfully defended.

    Trial of the Spectra-Physics vs. SDL, Inc. litigation began before the Santa Clara County, California Superior Court on May 7, 1997. On May 19, 1997, before the trial was concluded, the Company, Spectra-Physics and its subsidiary Opto Power Corporation, and Xerox Corporation made a comprehensive settlement of their disputes. During the second quarter of fiscal 1997, the Company included approximately $27.5 million in general and administrative expenses for settlement and related legal costs associated with the resolution of the dispute with Spectra-Physics, Inc.

8.  Subsequent Events

    In May 1999, the Company authorized a two-for-one split of its common stock, effected in the form of a stock dividend, which was paid on June 2, 1999 to stockholders of record on May 14, 1999. All of the share and per share data in the supplemental condensed consolidated financial statements have been retroactively adjusted to reflect the stock split.

    In May 1999, the Company's stockholders approved an increase in the Company's authorized shares of its common stock to 70 million shares.

9.  Business Combination

    On May 18, 1999, the Company merged with IOC, a United Kingdom-based manufacturer of lithium niobate components for long haul fiber optic transmission systems. The Company has exchanged 1,130,098 shares of SDL common stock and reserved 116,974 shares for IOC options assumed by the Company. Merger related expenses of approximately $2.1 million will be recorded in the second quarter of fiscal 1999. Separate unaudited revenue and net income (loss) amounts of the merged entities are presented in the following table (in thousands):


                                            Three Months     Three Months     Three Months
                                               Ended            Ended            Ended
                                              March 31,        Dec. 31,         March 31,
                                                1999             1998             1998
                                            ------------     ------------     ------------
            Total revenues:
               SDL ...................        $ 35,730               --         $ 25,357
               IOC ...................           1,936         $  1,491            1,556
                                              --------                          --------
               Combined ..............        $ 37,666                          $ 26,913

            Net income (loss):
               SDL ...................        $  3,010               --         $  2,699
               IOC ...................            (387)        $ (1,136)          (1,278)
                                              --------                          --------
               Combined ..............        $  2,623                          $  1,421

IOC's net loss for the three months ended December 31, 1998 was not combined with SDL's net income, but rather was included as an adjustment to stockholders' equity in the Company's financial results for the three months ended March 31, 1999.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     SDL, INC.


June 28, 1999                         By: /s/Michael L. Foster
                                          --------------------
                                          Michael L. Foster
                                          Chief Financial Officer and Secretary
                                          (Duly Authorized Officer and Principal
                                          Financial and Accounting Officer)

SCHEDULE II

                                    SDL, INC.

                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)


                                                  BALANCE                                           BALANCE
                                                     AT                                               AT
                                                 BEGINNING                                          END OF
                                                 OF PERIOD       ADDITIONS      DEDUCTIONS(1)       PERIOD
                                                -----------     -----------    ---------------     --------
Allowance for doubtful accounts receivable
 Year ended December 31, 1996 ............        $    485        $    355        $    (60)        $    780
                                                  ========        ========        ========         ========
 Year ended December 31, 1997 ............        $    780        $    442        $    (32)        $  1,190
                                                  ========        ========        ========         ========
 Year ended December 31, 1998 ............        $  1,190        $    943        $ (1,128)        $  1,005
                                                  ========        ========        ========         ========


1)  Uncollectible accounts written off.

                               INDEX TO EXHIBITS



           NUMBER                               DESCRIPTION
           ------                               -----------
            23.1            Consent of Ernst & Young LLP, Independent Auditors

            23.2            Consent of Arthur Andersen LLP, Independent Auditors

            27.1            Financial data schedules

            99.1            Report of Arthur Andersen LLP, Independent Auditors